Exhibit 10.1

[EXECUTION VERSION]

TERM LOAN AGREEMENT

dated as of September 26, 2019,

among

MPLX LP,

The LENDERS Party Hereto

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

WELLS FARGO SECURITIES, LLC,

BOFA SECURITIES, INC.

and

MIZUHO BANK, LTD.,

Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A.

and

MIZUHO BANK, LTD.,

Syndication Agents

BNP PARIBAS,

CITIBANK, N.A.,

JPMORGAN CHASE BANK, N.A.,

MUFG BANK, LTD.,

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH,

SUMITOMO MITSUI BANKING CORPORATION,

SUNTRUST BANK,

THE TORONTO-DOMINION BANK, NEW YORK BRANCH

and

U.S. BANK NATIONAL ASSOCIATION,

Documentation Agents

[CS&M Ref. No. 11548-14]

i

ii

SCHEDULES:

Schedule 2.01	Commitments
Schedule 3.12	Subsidiaries; Other Equity Investments
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04	Transactions with Affiliates

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Note
Exhibit E-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-2	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-4	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F	Form of Subsidiary Guarantee

iii

TERM LOAN AGREEMENT dated as of September 26, 2019, among MPLX LP, a Delaware limited partnership, the LENDERS party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition Period” means the period beginning with the quarter in which payment of the purchase price for a Specified Acquisition is made and ending on the earlier of (a) the last day of the second fiscal quarter following the fiscal quarter in which such payment is made and (b) the date on which the Borrower notifies the Administrative Agent that it desires to end the Acquisition Period for such Specified Acquisition.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and any successor in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Term Loan Agreement, as it may from time to time be amended, restated, supplemented or otherwise modified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1% per annum. For purposes of clause (c) above, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or, in the event the LIBO Screen Rate is not available for such maturity of one month, the Interpolated Screen Rate) at approximately 11:00 a.m., London time, on such day for deposits in dollars with a maturity of one month; provided that if such rate shall be less than zero, such rate shall be deemed to be zero. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above; provided that the Alternate Base Rate shall not be less than 1% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, as the case may be, the applicable rate per annum set forth in the grid below under the caption “ABR Loan Spread” or “Eurodollar Loan Spread”, as the case may be, based upon the Applicable Ratings by S&P, Moody’s and Fitch, respectively, as of such date:

Pricing Level	Applicable Ratings (S&P/Moody’s/Fitch):	Eurodollar Loan Spread	ABR Loan Spread
1	BBB+/Baa1/BBB+ or higher	0.750%	0.00%
2	BBB/Baa2/BBB	0.875%	0.00%
3	BBB-/Baa3/BBB- or below	1.00%	0.00%

For purposes of the foregoing, (a) if at any time, only one Applicable Rating shall be in effect, the applicable Pricing Level shall be determined by reference to the available Applicable Rating, (b) if no Applicable Rating shall be in effect (other than by reason of the circumstances referred to in the final paragraph of this definition), Pricing Level 3 shall apply, (c) if at any time there is more than one Applicable Rating in effect and such Applicable Ratings are in different Pricing Levels, then (i) if three Applicable Ratings are in effect, either (x) if two of the Applicable Ratings are in the same Pricing Level, such Pricing Level will apply or (y) if all three Applicable Ratings are in different Pricing Levels, then the Pricing Level corresponding to the middle Applicable Rating will apply and (ii) if only two Applicable Ratings are in effect, then the Pricing Level corresponding to the higher Applicable Rating will apply, unless there is more than one Pricing Level between such Applicable Ratings, in which case the Pricing Level one below that applicable to the higher of the two such Applicable Ratings will apply, and (d) if the Applicable Ratings established by S&P, Moody’s or Fitch shall be changed (other than as a result of a change in the rating system of S&P, Moody’s or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

If the rating system of S&P, Moody’s or Fitch shall change, or if any of such rating agencies shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Rating” means, for each of S&P, Moody’s and Fitch, the rating assigned by such rating agency to the Index Debt, provided that if such rating agency shall at any time fail to have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the final paragraph of the definition of “Applicable Rate”), the Borrower may seek and obtain a rating of the

Facility from such rating agency, and on and after the date on which such rating of the Facility is obtained until such time (if any) that a rating by such rating agency for the Index Debt becomes effective again, the Applicable Rating for such rating agency shall mean the rating assigned by such rating agency to the Facility.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Wells Fargo Securities, LLC, BofA Securities, Inc. and Mizuho Bank, Ltd.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent in consultation with the Borrower.

“Attributable Debt” means, as of any date of determination, the present value (discounted semiannually at an interest rate implicit in the terms of the relevant lease) of the obligation of a lessee for rental payments pursuant to any Sale and Leaseback Transaction (reduced by the amount of the rental obligations of any sublessee of all or part of the same property) during the remaining term of such Sale and Leaseback Transaction (including any period for which the lease relating thereto has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rents (such as those based on sales). In the case of any Sale and Leaseback Transaction in which the lease is terminable by the lessee upon the payment of a penalty, such rental payments shall be considered for purposes of this definition to be the lesser of (a) the rental payments to be paid under such Sale and Leaseback Transaction until the first date (after the date of such determination) upon which it may be so terminated plus the then applicable penalty upon such termination and (b) the rental payments required to be paid during the remaining term of such Sale and Leaseback Transaction (assuming such termination provision is not exercised).

“Bail-In Action” means, as to any EEA Financial Institution, the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of such EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, that such Person becomes the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity), or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means MPLX LP, a Delaware limited partnership.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form of Exhibit B.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means, subject to Section 1.04, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and demand or time deposits, in each case, maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) deposits in money market funds which invest 95% or more of their funds in investments described in any of clauses (a), (b) and (c) above; and

(f) in the case of any Subsidiary organized or operating outside the United States, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the applicable foreign jurisdiction for cash management purposes.

“Change in Control” means, as of any date, (a) failure of MPC to own, directly or indirectly, at least 51% of the Equity Interests of the General Partner that are entitled to vote for the board of directors or equivalent governing body of the General Partner or (b) failure of the General Partner to be the sole general partner of, and to Control, the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty by any Governmental Authority, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided, however, that for purposes of this Agreement (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning assigned to such term in Section 9.14.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commercial Operation Date” the date on which a Material Project is substantially complete and commercially operable.

“Commitment” means, with respect to any Lender, the commitment of such Lender to make Loans hereunder, expressed as an amount representing the maximum aggregate principal amount of the Loans to be made by such Lender hereunder, as such amount may be (a) reduced from time to time pursuant to Section 2.08 or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Commitments as of the date hereof is $1,000,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. 1, et seq.), as amended from time to time, any successor statute, and any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to Section 9.01, including through the Platform.

“Compliance Certificate” has the meaning assigned to such term in Section 5.01(c).

“Compliance Certificate Delivery Date” with respect to a Quarter-End Date means the earlier of (a) the date of delivery, pursuant to Section 5.01(c), of the Compliance Certificate with respect to the reporting period ending on such Quarter-End Date or (b) the date that such Compliance Certificate is required to be delivered pursuant to Section 5.01(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus, (b) to the extent reducing Consolidated Net Income for such period, and without duplication: (i) net federal, state, local or foreign income or franchise tax expense; (ii) net interest expense (including amortization or write-off of debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness), amortization of capitalized interest and the net amount accrued (whether or not actually paid) pursuant to any interest rate protection agreement during such period (or minus the net amount receivable (whether or not actually received) during such period); (iii) depreciation, depletion and amortization expense, including amortization of intangibles; (iv) extraordinary expenses or loss and unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, (A) non-cash losses from dispositions not in the ordinary course of business and (B) goodwill or intangible asset impairment); and (v) any other non-cash charges to income (including non-cash charges (I) relating to stock based compensation, (II) resulting from the decline in the value of inventory due to the application of the lower of cost or market/net realizable value valuation method, (III) relating to Swap Agreements, and (IV) attributable to non-cash write-downs of assets); minus, (c) to the extent included in the calculation of Consolidated Net Income for such period, without duplication, the sum of: (i) any extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on dispositions not in the ordinary course of business); (ii) any cash expenditures during such period on account of any non-cash item which was added back to Consolidated EBITDA during any prior period with respect to which a calculation of Consolidated EBITDA was made under this Agreement (and provided that the cash expenditure does not impact Consolidated Net Income in the period paid); (iii) any other unusual or non-recurring non-cash income or gains; and (iv) any non-cash gains attributable to non-cash write-ups of assets, all as determined for the Borrower and its Subsidiaries on a consolidated basis.

For purposes of the foregoing clauses (a) and (b), without duplication, Consolidated Net Income and consolidated expenses shall be adjusted with respect to net income and expenses of Non-Wholly Owned Subsidiaries, to the extent not already excluded from Consolidated Net Income, to reflect only the Borrower’s pro rata ownership interest therein.

Consolidated EBITDA for the relevant period shall be calculated after giving effect, on a pro forma basis, to acquisitions and dispositions consummated during such period of the following by the Borrower or its Subsidiaries, as if such acquisition or disposition occurred on the first day of such period: (w) more than 50% of the Equity Interests in any other Person, (x) Equity Interests in any Person that is (or, in the case of an acquisition, that becomes after such acquisition) a Subsidiary of the Borrower, (y) Equity Interests in other Persons and (z) other property or assets (other than acquisitions or dispositions of Equity Interests in a Person, capital expenditures and acquisitions of inventory or supplies in the ordinary course of business) of, or of an operating division or business unit of, any other Person. In the case of any such acquisition, any such pro forma adjustment shall be at the Borrower’s option, and in the case of any such dispositions, the Borrower may elect to exclude the pro forma effect of dispositions to the extent that the aggregate consideration received by the Borrower and its Subsidiaries in connection with such excluded dispositions does not exceed $50,000,000 during any period of four fiscal quarters. In the case of any such acquisition of property or assets (either directly or indirectly through the acquisition of Equity Interests of any Person holding such property or assets) that were not in operation or otherwise did not constitute a “business” (as described in Rule 11-01(d) of Regulation S-X promulgated under the Exchange Act) during the period of four fiscal quarters preceding the consummation of such acquisition, the pro forma adjustment may be calculated on the basis of, at the Borrower’s option, either (i) annualizing the Consolidated EBITDA attributable to the operations of such property or assets for the portion of the relevant period elapsed subsequent to the consummation of such acquisition or (ii) solely if less than a full fiscal quarter has elapsed subsequent to the consummation of such acquisition and subject to the approval by the Administrative Agent as set forth below, the projected Consolidated EBITDA attributable to the operation of such property or assets for the 12-month period following the consummation of the acquisition (such projected Consolidated EBITDA to be determined based on customer contracts relating to such property or assets, the creditworthiness of the other parties to such contracts, projected revenues from such contracts, capital costs and expenses and other reasonable factors) (such calculation under this clause (ii), the “Projected Acquired Assets EBITDA Adjustments”). Any pro forma adjustments shall be calculated in good faith by the Borrower and shall be supported by reasonably detailed calculations furnished together with the Compliance Certificate delivered pursuant to Section 5.01(c) for the applicable period; provided that in the case of any Projected Acquired Assets EBITDA Adjustments, (A) the Borrower shall have delivered to the Administrative Agent a proposed determination of such Projected Acquired Assets EBITDA Adjustments setting forth pro forma adjustments of Consolidated EBITDA with respect to such property or assets, together with reasonably detailed information with respect thereto, and (B) as soon as reasonably practicable after delivery by the Borrower of such proposed determination of Projected Acquired Assets EBITDA Adjustments, and in any event within 10 Business Days following the Borrower’s delivery, the Administrative Agent shall either (1) approve such determination of Projected Acquired Assets EBITDA Adjustments (such approval not to be unreasonably withheld, conditioned or delayed), (2) object to such determination of Projected Acquired Assets EBITDA Adjustments based on application of criteria set forth in clause (ii) above or (3) request additional information from the Borrower as is reasonably necessary to approve or object to the Borrower’s proposed determination. If the Administrative Agent objects to the Borrower’s determination of Projected Acquired Assets EBITDA Adjustments or requests additional information, the Borrower and Administrative Agent shall reasonably cooperate to agree upon the determination of Projected Acquired Assets EBITDA Adjustments as soon as is reasonably practicable.

Further, in connection with any Material Project, Consolidated EBITDA, for purposes of calculating the ratio of Consolidated Total Debt to Consolidated EBITDA and compliance with Section 6.09, may be modified so as to include Material Project EBITDA Adjustments, as provided in Section 6.09.

“Consolidated Net Income” means, for any period, the sum of (a) net income (loss) of the Borrower and its Subsidiaries on a consolidated basis for such period, determined in accordance with GAAP, provided that there shall be excluded from such net income (to the extent otherwise included therein) the income (or loss) of Excluded Ventures and any other Person (other than a Subsidiary) in which the Borrower or any Subsidiary has an ownership interest, plus (b) cash dividends or similar cash distributions received by the Borrower and its Subsidiaries during such period from Excluded Ventures and any other Person (other than a Subsidiary) in which the Borrower or any Subsidiary has an ownership interest. Further, when determining Consolidated Net Income for any fiscal quarter, Consolidated Net Income shall not include any undistributed net income of a Subsidiary to the extent that the ability of such Subsidiary to make Restricted Payments to the Borrower or to a Subsidiary is, as of the date of determination of Consolidated Net Income, restricted by its Organization Documents, any Contractual Obligation (other than pursuant to this Agreement) or any applicable law.

“Consolidated Net Tangible Assets” means, at any date, (a) total assets of the Borrower and the Subsidiaries determined on a consolidated basis in accordance with GAAP minus (b) the sum of (i) current liabilities (excluding short-term Indebtedness and the current portion of long-term Indebtedness) of the Borrower and the Subsidiaries and (ii) goodwill and other business combination related intangible assets of the Borrower and the Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP, all as reflected in the consolidated financial statements most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or Section 5.01(b) (or, prior to the first delivery of such financial statements, the most recent consolidated financial statements of the Borrower referred to in Section 3.04(b)); provided that the assets of Excluded Ventures and the liabilities of Excluded Ventures shall be excluded from calculation of Consolidated Net Tangible Assets, provided that, in the case of any such liabilities, to the extent such liabilities are recourse to the Borrower or any Subsidiary, the full amount of such liabilities that are so recourse shall be deducted for purposes of this definition. For purposes of this definition, the amount of assets and liabilities of any Non-Wholly Owned Subsidiary shall be included or deducted, as the case may be, only to the extent of the proportional Equity Interests directly or indirectly owned by the Borrower in such Subsidiary, provided that, in the case of any such liabilities, to the extent such liabilities are recourse to the Borrower or any other Subsidiary, the full amount of such liabilities that are so recourse shall be deducted for purposes of this definition.

“Consolidated Total Debt” means, at any date, without duplication the aggregate amount of the Debt of the Borrower and its Subsidiaries as of such date determined on a consolidated basis. For purposes of this definition, “Debt” means Indebtedness of the type specified in clause (a), (b), (c) or (g), clause (h) or (i) (so long as obligations specified in such clause are not contingent) or clause (f) (if the Guarantees specified in such clause are of Indebtedness of the type referred to above) of the definition of “Indebtedness”. If (x) on or prior to a Quarter-End Date the Borrower or a Subsidiary has designated any Debt constituting Material Indebtedness (“Designated Material Debt”) to be repaid on or before the Compliance Certificate Delivery Date with respect to such Quarter-End Date (whether such repayment is due to stated maturity, an irrevocable prepayment or redemption notice, a tender offer or otherwise), (y) on or prior to such Quarter-End Date the Borrower or a Subsidiary has issued new Debt that is included in the calculation of Consolidated Total Debt as of such Quarter-End Date (“New Debt”) for the stated purpose of, among other things, repaying or redeeming the Designated Material Debt, and (z) on such Quarter-End Date an amount equal to the net cash proceeds of the New Debt (or, if less, an amount sufficient to repay or redeem the Designated Material Debt) is held by the Borrower or such Subsidiary as unrestricted cash and cash equivalents (in both cases not subject to any Liens other than inchoate Liens arising by operation of law or Liens in favor of the trustee or agent or holders of the Designated Material Debt) or deposited with the trustee or agent or holders of the Designated Material Debt (the amount so held or deposited is herein referred to as the “Available Cash Amount”), then at the option of the Borrower, Designated Material Debt in an amount not to exceed the amount of the New Debt or the Available Cash Amount may be excluded from the calculation of Consolidated Total Debt on such Quarter-End Date.

Notwithstanding the foregoing, Indebtedness of a Non-Wholly Owned Subsidiary of a Person shall be included in Consolidated Total Debt only to the extent of the Borrower’s proportional interest therein, unless such Indebtedness is recourse to the Borrower or any Subsidiary, in which case the full amount of such Indebtedness that is recourse to the Borrower or any Subsidiary shall be included in the calculation of Consolidated Total Debt.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Contact” means, with respect to each Credit Party, such Person designated in the Administrative Questionnaire or other notice provided to the Administrative Agent as the Credit Contact for such Credit Party.

“Credit Party” means the Administrative Agent or any Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied or (ii) to pay to any Credit Party any other amount required to be paid by it hereunder, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and indicates that such position is based on such Lender’s good-faith determination that a condition precedent to funding (which condition precedent, together with the applicable Default, shall be specifically identified in such writing or public statement) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Borrower or a Credit Party made in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Borrower’s or such Credit Party’s receipt of such certification in form and substance satisfactory to the Borrower and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has, or has a Lender Parent that has, become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error.

“Delayed Draw Availability Period” means the period from and including the Closing Date to, and including, the Delayed Draw Funding Deadline.

“Delayed Draw Funding Deadline” means the date that is 90 days after the Closing Date.

“Designated Material Debt” has the meaning set forth in the definition of Consolidated Total Debt.

“Disposition” means any sale, transfer or other disposition.

“dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) above and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic signature, sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) a commercial bank, an insurance company, a commercial finance company or a company engaged in making commercial loans, in each case, which, together with its Affiliates, has a combined capital and surplus in excess of $500,000,000, (c) any Affiliate of a Lender, (d) an Approved Fund or (e) any other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or makes or purchases loans in the ordinary course of its business, other than, in each case, (i) a Defaulting Lender or a Lender Parent thereof, (ii) the Borrower or any Subsidiary or other Affiliate of the Borrower or (iii) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) the violation of any Environmental Law, (b) any Environmental Law with respect to the generation, use handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than any Indebtedness that is convertible at the option of the holder into Equity Interests, to the extent such holder has not so converted such Indebtedness).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or the General Partner, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) a failure by any Plan to satisfy the “minimum funding standards” (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Excluded Venture” means each subsidiary of the Borrower that has been designated by the Borrower as an Excluded Venture pursuant to Section 5.12(a) and, pursuant to Section 5.12(e), any subsidiary of such Excluded Venture.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of July 26, 2019, among the Borrower, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent.

“Facility” means the term loan facility provided for herein.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any intergovernmental agreements entered into and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any current or future regulations or official interpretations of the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero.

“Fee Letters” means, collectively, each fee letter executed by the Borrower and one or more of the Administrative Agent and the Arrangers in connection with the Facility or this Agreement.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller or vice president of finance of such Person; provided that, when such term is used in reference to any document executed by, or a certification of, a Financial Officer, the secretary or assistant secretary of such Person shall have, theretofore (including on the Closing Date) or concurrently therewith, delivered an incumbency certificate to the Administrative Agent as to the authority of such individual.

“Fitch” means Fitch Ratings, Inc., or any successor to the rating agency business thereof.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Funding Date” means, with respect to any Loan or any Borrowing, each date on which such Loan, or the Loans comprising such Borrowing, is or are made pursuant to Section 2.01.

“GAAP” means generally accepted accounting principles in the United States of America as in effect, subject to Section 1.04, from time to time.

“General Partner” means (a) MPLX GP LLC, a Delaware limited liability company, or (b) any successor to the Person referred to in clause (a) as the General Partner of the Borrower (as such term is defined in the Borrower’s partnership agreement).

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Financial Officer of the Borrower)). Notwithstanding the foregoing, to the extent that at any time on or after the Closing Date the Borrower or any of its Subsidiaries guarantees (x) the obligations of Crowley Blue Water Partners LLC under the Amended and Restated Chapter 537 Reserve Fund and Financial Agreement, dated June 30, 2016, between Crowley Blue Water Partners LLC and the United States of America, Contract No. MA-14402, (y) the obligations of Crowley Tankers II, LLC, Crowley Tanker Charters III, LLC, Crowley Tankers IV, LLC and/or Crowley Tankers V, LLC under that certain Amended and Restated Senior Secured Term Loan Agreement, dated September 30, 2015, or (z) the obligations of Midwest Connector Capital Company, LLC under the Contingent Equity Contribution Undertaking (Senior Notes), dated March 11, 2019 (in each case, as amended, restated, supplemented or otherwise modified from time to time, so long as the amount of the obligations of the Borrower and its Subsidiaries in respect of any such guarantee would not exceed the amount of the obligation of MPC in respect of its guarantee thereof as in effect on the Closing Date), such guarantee shall not constitute a Guarantee hereunder if and for so long as the effectiveness of such obligations of the Borrower and its Subsidiaries is conditioned upon or subject to the occurrence of certain events (other than the failure of the primary obligor to pay or perform), which events have not yet occurred.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accounts payable and accrued liabilities incurred in the ordinary course of business and (ii) amounts which are being contested in good faith and, if applicable, for which reserves in conformity with GAAP have been provided), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person (other than, in the case of property owned or acquired by the Borrower or any Subsidiary, Liens on Equity Interests in Joint Ventures and Liens on Equity Interests in Excluded Ventures, in each case to the extent permitted under Section 6.02(a)(ix)) whether or not the Indebtedness secured thereby has been assumed, but only to the extent of such property’s fair market value, (f) all Guarantees by such Person of Indebtedness of others (other than, in the case of the Borrower or any Subsidiary, Guarantees solely in the form of Liens on Equity Interests in Joint Ventures and Liens on Equity Interests in Excluded Ventures, in each case to the extent permitted under Section 6.02(a)(ix)), (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is legally liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The Indebtedness of any Person shall not include endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information” has the meaning assigned to such term in Section 3.11.

“Information Memorandum” means the Confidential Information Memorandum dated August 2019, relating to the Borrower and the Facility.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07, which shall be substantially in the form of Exhibit C.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day following the last day of each March, June, September and December of each year and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending one week thereafter or on the numerically corresponding day in the calendar month that is one, two or three months thereafter or, with the consent of each Lender, any other period, in each case, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless (other than in the case of a one week Interest Period) such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period of one month or more that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” means, with respect to any period, a rate per annum that results from interpolating on a linear basis between (a) the applicable LIBO Screen Rate for the longest maturity for which a LIBO Screen Rate is available that is shorter than such period and (b) the applicable LIBO Screen Rate for the shortest maturity for which a LIBO Screen Rate is available that is longer than such period, in each case, as of the time the Interpolated Screen Rate is required to be determined in accordance with the other provisions hereof.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means a joint venture entity the Equity Interests of which are owned by the Borrower or a Subsidiary with one or more third parties so long as such joint venture entity does not constitute a Subsidiary or an Excluded Venture.

“Lender Parent” means, with respect to any Lender, each Person in respect of which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means (a) the Persons listed on Schedule 2.01 and (b) any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that (a) if no LIBO Screen Rate shall be available at such time for such Interest Period but LIBO Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the “LIBO Rate” for such Interest Period shall be Interpolated Screen Rate at such time and (b) if the LIBO Rate, determined as set forth above, shall be less than zero, such rate shall be deemed to be zero.

“LIBO Screen Rate” means, for any date and time, with respect to any Eurodollar Borrowing for any Interest Period, or with respect to any determination of the Alternate Base Rate pursuant to clause (c) of the definition thereof, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in dollars (for delivery on the first day of such Interest Period) for a period equal in length to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01 or LIBOR02) or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that published such rate from time to time as selected by the Administrative Agent from time to time in its reasonable discretion.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Loan Documents” means this Agreement, the Subsidiary Guarantee, any other document executed by a Loan Party and the Administrative Agent that contains a provision stating that it is a “Loan Document” as herein defined and, other than for purposes of Section 9.02, each promissory note executed and delivered by the Borrower under Section 2.09(e) (if any).

“Loan Parties” means the Borrower and each Subsidiary Guarantor.

“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, property or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents or (c) a material adverse effect on the legality, validity, binding effect or enforceability of or against any Loan Party of any Loan Document to which it is a party.

“Material Agreement” means (a) a material contract between or among one or more of the Borrower and its Subsidiaries and one or more MPC Companies necessary for the ongoing operation and business of the Borrower and its Subsidiaries and (b) any agreement to which any Loan Party is a party which, if terminated or cancelled, could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Project” means the construction or expansion of any capital asset of the Borrower, any Subsidiary, any Excluded Venture or any Joint Venture, the aggregate actual or budgeted capital cost of which (in each case, including capital costs expended prior to the acquisition by the Borrower, such Subsidiary, such Excluded Venture or such Joint Venture, as applicable, and including capital costs expended prior to the construction or expansion of such asset) exceeds $50,000,000.

“Material Project EBITDA Adjustments” means, with respect to each Material Project:

(a) prior to the Commercial Operation Date of a Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project) of an amount (such amount, the “Projected Consolidated EBITDA”) equal to the projected Consolidated EBITDA attributable to such Material Project (including in the case of a Material Project of an Excluded Venture or Joint Venture, the Borrower’s pro-rata share of projected Consolidated EBITDA of such Excluded Venture or Joint Venture (calculated in accordance with the definition of Consolidated EBITDA as if such Excluded Venture or Joint Venture were a Subsidiary of the Borrower) attributable to the equity interest of the Borrower in such Excluded Venture or Joint Venture) for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such Projected Consolidated EBITDA to be determined based on customer contracts relating to such Material Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date and other reasonable factors), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date (provided that, in the case of a Material Project of an Excluded Venture or a Joint Venture, such actual Consolidated EBITDA shall be calculated in accordance with the definition of Consolidated EBITDA as if such Excluded Venture or Joint Venture were a Subsidiary of the Borrower)); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the Projected Consolidated EBITDA shall be reduced, in each of the four quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75% and (v) longer than 365 days, 100%; and

(b) thereafter, for the first full fiscal quarter following the Commercial Operation Date and the immediately two succeeding fiscal quarters, the Projected Consolidated EBITDA (calculated in the manner set forth in clause (a) above) for the fiscal quarters constituting the balance of the four full fiscal quarter period following such Commercial Operation Date may, at the Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarters (provided that in the event the actual Consolidated EBITDA attributable to such Material Project for any full fiscal quarter after the Commercial Operation Date shall materially differ from the Projected Consolidated EBITDA for such fiscal quarter, the Projected Consolidated EBITDA attributable to such Material Project for any remaining fiscal quarters included in the foregoing calculation shall be redetermined).

In the event that the Borrower intends to include Material Project EBITDA Adjustments with respect to any Material Project, then:

(A) prior to the delivery of the first Compliance Certificate in which Material Project EBITDA Adjustments are made with respect to such Material Project in the amount permitted pursuant to clause (a), the Borrower shall have delivered to the Administrative Agent a proposed determination of such Material Project EBITDA Adjustments setting forth pro forma projections of Consolidated EBITDA with respect to such Material Project, together with reasonably detailed supporting information with respect thereto, and indicating the scheduled Commercial Operation Date; and

(B) as soon as reasonably practicable after delivery by the Borrower of such proposed determination of Material Project EBITDA Adjustments pursuant to clause (A) above, and in any event within 10 Business Days following the Borrower’s delivery, the Administrative Agent shall either (1) approve such determination of Material Project EBITDA Adjustments (such approval not to be unreasonably withheld, conditioned or delayed), (2) object to such determination of Material Project EBITDA Adjustments based on application of criteria set forth in clause (a) of this definition, or (3) request additional information from the Borrower as is reasonably necessary to approve or object to the Borrower’s proposed determination. If the Administrative Agent objects to the Borrower’s determination of Material Project EBITDA Adjustments or requests additional information, the Borrower and Administrative Agent shall reasonably cooperate to agree upon the determination of Material Project EBITDA as soon as is reasonably practicable.

Material Project EBITDA Adjustments with respect to a Material Project shall not be allowed unless approved by the Administrative Agent, prior to the delivery of the first Compliance Certificate in which Material Project EBITDA Adjustments are made with respect to such Material Project, as set forth in clause (B) above.

Notwithstanding anything herein to the contrary, the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 30% of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments or pro forma adjustments for acquisitions or dispositions).

“Maturity Date” means September 26, 2021; provided, however, that if such date is not a Business Day, then the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning assigned to such term in Section 9.14.

“Midstream Business” means either (a) gathering, transportation, treating, processing, marketing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto including, without limitation, entering into Swap Agreements to support such business, or (b) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Code.

“MNPI” means material information concerning the Borrower, any Subsidiary, any Excluded Venture, any Joint Venture, their respective Affiliates or any securities of any of the foregoing that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning the Borrower, any Subsidiary, any Excluded Venture, any Joint Venture, their respective Affiliates or any securities of any of the foregoing that could reasonably be expected to be material for purposes of the United States federal and state securities laws.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“MPC” means Marathon Petroleum Corporation, a Delaware corporation.

“MPC Companies” means MPC and its Subsidiaries (other than the Borrower and its Subsidiaries).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any Disposition of any asset of the Borrower or any Subsidiary, the cash proceeds actually received by the Borrower or any Subsidiary in connection with such Disposition (including any such cash proceeds received by way of deferred payment of principal pursuant to, or by monetization of, a note receivable or otherwise, but only as and when received), net of the sum, without duplication, of (a) the amount of all payments (including any premiums or penalties) required to be made by the Borrower or its Subsidiaries as a result of such Disposition to repay Indebtedness (other than the Loans) secured by a Lien on such asset and subject to mandatory prepayment as a result of such Disposition (or that must be repaid in order to obtain a necessary consent to such Disposition), (b) all attorneys’ fees, investment banking fees, accountants’ fees and other reasonable fees and expenses actually incurred or reasonably expected to be incurred by the Borrower or its Subsidiaries in connection with such Disposition, (c) Taxes paid or reasonably estimated to be payable as a result of such Disposition, (d) all distributions and other payments required to be made to minority interest holders in Subsidiaries and Joint Ventures as a result of such Disposition, or to any other Person owning a beneficial interest in the assets disposed of in such Disposition and (e) the amount of any reserves established by the Borrower or its Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnities and other liabilities, contingent or otherwise, reasonably estimated to be payable by the Borrower or any Subsidiary in connection with such Disposition, provided that if a reserve established with respect to any Disposition as described in this clause (e) shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of Net Cash Proceeds in respect of such Disposition; provided that if the Borrower shall, prior to the date of any required prepayment of Loans as set forth herein, deliver to the Administrative Agent a written notice to the effect that the Borrower and its Subsidiaries intend to reinvest any such cash proceeds that would otherwise constitute Net Cash Proceeds within 180 days of the actual receipt thereof in assets (other than inventory) to be used or useful in the business of the Borrower and/or its Subsidiaries (the amount of such cash proceeds so specified in such notice being referred to as a “Reinvestment Amount”), then such Reinvestment Amount shall not constitute Net Cash Proceeds until, and except to the extent that, not so reinvested within 180 days following the date of the actual receipt of such cash proceeds (or, if committed to be so reinvested within such 180-day period, within 270 days following the date of the actual receipt of such cash proceeds), at which time such cash proceeds shall then be deemed to have been received at such time to such extent and shall constitute Net Cash Proceeds; provided, further, that until such time as the aggregate amount of any Net Cash Proceeds actually received by the Borrower and its Subsidiaries after the Closing Date shall be at least $200,000,000, any cash proceeds that would otherwise constitute Net Cash Proceeds under this clause (c) shall be deemed permanently excluded from the definition of “Net Cash Proceeds”.

“Non-Guarantor Subsidiary” means a Subsidiary of the Borrower that is not a Subsidiary Guarantor.

“Non-Wholly Owned Subsidiary” means a Subsidiary that is not a wholly owned Subsidiary.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, on the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined shall be less than zero, such rate shall be deemed to be zero.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning assigned to such term in Section 9.04(d).

“Participant Register” has the meaning assigned to such term in Section 9.04(d).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that (i) are not yet due, (ii) are not more than 60 days past due and not subject to penalties for non-payment or (iii) are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, landlords’ and other like Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) and securing obligations that are not overdue for more than 60 days or, if so overdue, that are being contested in compliance with Section 5.04;

(c) pledges and deposits made (i) in compliance with, or deemed trusts arising in connection with, workers’ compensation, unemployment insurance and other social security laws or regulations (other than Liens imposed by ERISA) or (ii) in respect of letters of credit, bank guarantees, performance bonds or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) Liens and deposits made (i) to secure the performance of bids, trade contracts (other than for payment of Indebtedness), government contracts, leases (other than Capital Lease Obligations), statutory obligations (other than Liens imposed by ERISA), surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business or (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) judgment or attachment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) any Lien in favor of the United States of America, any state or any agency, department, political subdivision or other instrumentality of either, to secure partial, progress or advance payments to the Borrower or any Subsidiary pursuant to the provisions of any contract or any statute;

(h) Liens created or evidenced by or resulting from precautionary financing statements filed by lessors of property (but only relating to the leased property), other than in connection with capital leases and sale-leasebacks;

(i) Liens imposed by ERISA which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP, provided that the aggregate amount of the obligations secured by such Liens shall not at any time exceed $75,000,000;

(j) Liens in favor of banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any of its Subsidiaries on deposit with or in the possession of such bank, in each case in the ordinary course of business;

(k) Liens that are contractual rights of set-off;

(l) Liens on cash and Cash Equivalents made to defease or to satisfy and discharge any debt securities;

(m) contractual Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farmout agreements, division orders, contracts for sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, terminal and storage agreements and other agreements entered into in the ordinary course of the Borrower’s or any Subsidiary’s business that are customary in the Midstream Business, in each case granted to secure compliance with the applicable agreement and limited to the property that is the subject of the applicable agreement, provided that any such Liens are for claims which are not delinquent or which are being contested in good faith and, if applicable, for which adequate reserves have been maintained to the extent required by GAAP, and provided further that any such Lien does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower or the applicable Subsidiary or materially impair the value of such property subject thereto;

(n) Liens on earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement with respect to an acquisition or other investment permitted hereunder;

(o) customary Liens arising under sale agreements related to any disposition permitted hereunder, provided that such Liens extend only to the property to be disposed of; and

(p) pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, insurance premiums, co-payment, co-insurance, retentions and similar obligations (other than Indebtedness) to providers of insurance, provided that such Liens are granted, and such obligations are incurred, in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien (other than any Lien referred to in clause (l) above) securing Indebtedness of the type included in Consolidated Total Debt.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 9.01(d).

“Prepayment Event” means any Disposition of any assets by the Borrower or any Subsidiary outside of the ordinary course of business (including any sale or issuance of Equity Interests in any Subsidiary to a Person other than the Borrower or its Subsidiaries) after the Closing Date, but excluding (a) any Disposition to the Borrower or any Subsidiary, (b) the unwinding of any Swap Agreement, (c) any Disposition of accounts receivable and related assets and (d) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any assets of the Borrower or any Subsidiary.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Quarter-End Date” means March 31, June 30, September 30 or December 31, as applicable.

“Recipient” means, as applicable, the Administrative Agent or any Lender.

“Register” has the meaning assigned to such term in Section 9.04(c).

“Reinvestment Amount” has the meaning assigned to such term in the definition of “Net Cash Proceeds”.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Removal Effective Date” has the meaning assigned to such term in Section 8.06(b).

“Required Lenders” means, at any time, subject to Section 2.20, Lenders having Loans and Commitments representing more than 50% of the aggregate principal amount of all the Loans outstanding and all the Commitments in effect at such time.

“Responsible Officer” means, with respect to any Person, the president, the chief executive officer, the chief financial officer, the vice president of finance or any Financial Officer of such Person or of the general partner of such Person; provided that, when such term is used in reference to any document executed by, or a certification of, a Responsible Officer, the secretary or assistant secretary of such Person shall, at the request of the Administrative Agent, deliver an incumbency certificate to the Administrative Agent as to the authority of such individual.

“Restricted Payment” by a Person means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest or of any option, warrant or other right to acquire any such Equity Interest.

“Reuters” means Thomson Reuters Corporation, a corporation incorporated under and governed by the Business Corporations Act (Ontario), Canada, Refinitiv or, in each case, a successor thereto.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of any property (whether such property is now owned or hereafter acquired) that has been or is to be sold or transferred by the Borrower or any Subsidiary to such Person or any of its Affiliates, other than (a) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, and (b) leases between the Borrower and a Subsidiary or between Subsidiaries. For the avoidance of doubt, the SMR Transaction (as defined in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2018) and the transactions contemplated thereby shall not be considered a Sale and Leaseback Transaction.

“Sanctioned Country” means a country, territory or region that is itself the subject or target of any Sanctions.

“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the United States Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clause (a) or (b) above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States government, including those administered by the OFAC, or the United States Department of State, or (b) the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of said Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that is a Significant Subsidiary as such term is defined in Regulation S-X promulgated under the Exchange Act.

“Specified Acquisition” means any one or more transactions (a) consummated during a consecutive twelve-month period pursuant to which the Borrower or any Subsidiary acquires for an aggregate purchase price of not less than $50,000,000 (i) Equity Interests in an entity that is (or becomes, after such acquisition) a Subsidiary of the Borrower or of MPC, (ii) Equity Interests in other entities or (iii) other property or assets (other than acquisitions of Equity Interests of a Person, capital expenditures and acquisitions of inventory or supplies in the ordinary course of business) of, or of an operating division or business unit of, any other Person and (b) which is designated by the Borrower (by written notice to the Administrative Agent) as a “Specified Acquisition”.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which Equity Interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, directly or indirectly, owned, controlled or held by the parent.

“Subsidiary” means any subsidiary of the Borrower that is not an Excluded Venture.

“Subsidiary Guarantor” means, at any time, each Subsidiary of the Borrower that is party to the Subsidiary Guarantee as a guarantor.

“Subsidiary Guarantee” means a guarantee of the Borrower’s obligations hereunder in substantially the form of Exhibit F or any other form approved by the Administrative Agent, together with all supplements thereto.

“Swap Agreement” means (a) any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement and (c) any other derivative agreement or other similar agreement or arrangement, in each case, including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which such Loan Party is intended to be a party and the borrowing of Loans hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“USA Patriot Act” has the meaning assigned to such term in Section 9.15.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(f).

“wholly owned” means, when used in reference to any subsidiary of any Person, that all of the Equity Interests in such Subsidiary are directly or indirectly (through one or more other wholly owned subsidiaries of such Person) owned by such Person, excluding directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including intellectual property, cash, securities, accounts and contract rights. Except as otherwise provided herein and unless the context requires otherwise (a) any definition of or reference to any agreement (including this Agreement), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) with respect to the determination of any period of time, the word “from” means “from and including” and the word “to” means “to but excluding” and (f) reference to any law, rule or regulation means such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith (it being agreed, in the case of any such amendment that is solely in respect of an accounting change described in Financial Accounting Standards Board Accounting Standards Codification 842 or 606 (or any other Accounting Standards Codifications having a similar result or effect) (and related interpretations), that no amendment fees shall be required to be paid by the Borrower to the Lenders (but the Borrower shall be responsible for costs and expenses relating to such amendment in accordance with the terms of this Agreement)). Notwithstanding anything to the contrary in this Agreement or any other Loan Document, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (a) any election under Financial Accounting

Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein, (b) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, (c) any valuation of Indebtedness below its full stated principal amount as a result of application of Financial Accounting Standards Board Accounting Standards Update No. 2015-03, it being agreed that Indebtedness shall at all times be valued at the full stated principal amount thereof, or (d) the Financial Accounting Standards Board Accounting Standards Codification 842 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the Financial Accounting Standards Board Accounting Standards Codification 842.

SECTION 1.05. Divisions. For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans denominated in dollars to the Borrower from time to time during the Delayed Draw Availability Period, provided that (a) the principal amount of each Loan made by any Lender will not exceed such Lender’s Commitment as in effect immediately prior to the making of such Loan and (b) the Loans shall be made on no more than four Funding Dates. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $5,000,000; provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall submit to the Administrative Agent, by fax or electronic mail (in .pdf or .tif format), a Borrowing Request, signed by a Responsible Officer of the Borrower (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the requested Funding Date or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the requested Funding Date. Each such Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the aggregate principal amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Reserved].

SECTION 2.05. [Reserved].

SECTION 2.06. Funding of Borrowings.

(a) Funding. Each Lender shall make each Loan to be made by it hereunder on each Funding Date by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b) Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to any Funding Date that such Lender will not make available to the Administrative Agent such Lender’s share of any Borrowing to be made on such Funding Date, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of payment to be made by such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of payment to be made by the Borrower, the interest rate applicable to the Loans comprising such Borrowing. If the Borrower and such Lender shall both pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.07. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may, at any time and from time to time, elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall submit to the Administrative Agent, by fax or electronic mail (in .pdf or ..tif format), an Interest Election Request, signed by a Responsible Officer of the Borrower, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing with respect to the Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, notifies the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated pursuant to the terms of this Agreement, the Commitment of each Lender shall terminate at 5:00 p.m., New York City time, on the Delayed Draw Funding Deadline. The Commitment of each Lender shall be reduced automatically and without further action upon the making by such Lender of any Loan by an amount equal to the principal amount of such Loan.

(b) Prior to the Delayed Draw Funding Deadline, the Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that each partial reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $20,000,000.

(c) The Borrower shall notify the Administrative Agent by telephone, fax or electronic mail (and, in the case of telephonic notice, promptly confirmed by hand delivery, fax or electronic mail) of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to paragraph (b) of this Section shall be irrevocable; provided that any such notice may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay, without premium or penalty (subject to Section 2.15), to the Administrative Agent, for the account of each Lender, the then unpaid principal amount of each Loan of such Lender on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and, in the case of Eurodollar Loans, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender substantially in the form of Exhibit D. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein.

SECTION 2.10. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (subject to Section 2.15), subject to prior notice in accordance with paragraph (c) of this Section.

(b) In the event and on each occasion that, after the making of the Loans on a Funding Date, the Borrower or any Subsidiary actually receives any Net Cash Proceeds in respect of a Prepayment Event that occurs after the Closing Date, then the Borrower shall, on or prior to the third Business Day after the actual receipt of such Net Cash Proceeds by the Borrower or any Subsidiary, prepay Borrowings in an amount equal to the lesser of (i) the aggregate principal amount of Loans then outstanding and (ii) 100% of such Net Cash Proceeds.

(c) The Borrower shall notify the Administrative Agent by telephone, fax or electronic mail (and, in the case of telephonic notice, promptly confirmed by hand delivery, fax or electronic mail) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the same Business Day as the date of prepayment; provided, in each case, if such prepayment is pursuant to paragraph (b) of this Section, then such notice or prepayment shall not be due until such later time on the required date of such prepayment as shall be practicable. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment of any Borrowing under paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing under paragraph (a) of this Section shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest on the amount prepaid.

SECTION 2.11. Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent. Such fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.000% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.000% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent in accordance with the terms hereof, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest.

(a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i) the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period (including because the LIBO Screen Rate is not available or published on a current basis); or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof (which may be by electronic mail) to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any ABR Borrowing to, or continuation of any Eurodollar Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b) (i) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the Adjusted LIBO Rate and the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m., New York City time, on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the Adjusted LIBO Rate and the LIBO Rate with a Benchmark Replacement pursuant to this Section 2.13(b) will occur prior to the applicable Benchmark Transition Start Date.

(ii) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii) The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.13(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.13(b).

(iv) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period, the component of Alternate Base Rate based upon the Adjusted LIBO Rate will not be used in any determination of Alternate Base Rate.

(v) For purposes of this Section 2.13(b):

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Adjusted LIBO Rate or the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the Adjusted LIBO Rate or the LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment (or method for calculating or determining such spread adjustment) (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Adjusted LIBO Rate or the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Adjusted LIBO Rate or the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent determines may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Screen Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Screen Rate permanently or indefinitely ceases to provide the LIBO Screen Rate; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Screen Rate:

(1) a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Screen Rate and solely to the extent that the LIBO Screen Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Screen Rate for all purposes hereunder in accordance with this Section 2.13(b) and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Screen Rate for all purposes hereunder pursuant to this Section 2.13(b).

“Early Opt-in Election” means the occurrence of:

(1) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section 2.13(b), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Adjusted LIBO Rate and the LIBO Rate, and

(2) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” means the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator) on the NYFRB’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

SECTION 2.14. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, subject to paragraphs (c) and (d) of this Section, upon request of such Lender or such other Recipient, the Borrower will pay to such Lender or such other Recipient, as the case may be, additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that such Lender or such other Recipient is generally seeking, or intends generally to seek, compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender or such other Recipient has the right under such similar credit facilities to do so) with respect to such Change in Law regarding capital or liquidity requirements.

(b) Capital Requirements. If any Lender determines in good faith that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time, subject to paragraphs (c) and (d) of this Section, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that such Lender is generally seeking, or intends generally to seek, compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender has the right under such similar credit facilities to do so) with respect to such Change in Law regarding capital or liquidity requirements.

(c) Certificates for Reimbursement. A certificate of a Lender or other Recipient setting forth the amount or amounts necessary to compensate such Lender or other Recipient or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, including a description of the basis for such claim for compensation and a calculation of such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or such other Recipient notifies the Borrower in writing of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such other Recipient’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure (other than as a result of the failure of a Lender to fund a Loan required to be funded hereunder) to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(c) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event in accordance with the terms of this Section. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, including in reasonable detail a description of the basis for such compensation and a calculation of such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.16. Taxes.

(a) Withholding of Taxes; Gross-Up. Each payment by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, unless such deduction or withholding is required by any applicable law. If any Withholding Agent determines in good faith that it is required under applicable law to deduct or withhold any Tax from any such payment, then such Withholding Agent shall be entitled to make such deduction or withholdings and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and, if such Tax is an Indemnified Tax, then the sum payable by such Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower and the other Loan Parties. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 20 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount then due to the Administrative Agent under this paragraph.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), Section 2.16(f)(ii)(B) and Section 2.16(f)(ii)(D)) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.16(f). If any form or certification previously delivered pursuant to this Section 2.16(f) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legally inability to do so.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-3 or Exhibit E-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine any withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (D), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.16 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts paid pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.16(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.16(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(i) Defined Terms. For purposes of this Section 2.16, the term “applicable law” includes FATCA.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.14, Section 2.15 or Section 2.16, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without any defense, set off, recoupment or counterclaim. Any amounts received after the time set forth above on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to such account of the Administrative Agent in the United States as the Administrative Agent may specify from time to time, except that payments pursuant to Section 2.14, Section 2.15, Section 2.16 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Person that is an Eligible Assignee. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b), Section 2.16(e), Section 2.17(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to the Administrative Agent under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) Replacement of Lenders. If (i) any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 and, in each case, such Lender has declined or is unable to designate a different lending office, or to assign and delegate its rights and obligations, in accordance with Section 2.18(a), (ii) any Lender becomes a Defaulting Lender or (iii) any Lender refuses to consent to any proposed amendment, modification, waiver or consent with respect to any provision hereof that requires the unanimous approval of all Lenders, or the approval of each of the Lenders affected thereby (in each case in accordance with Section 9.02), and the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, waiver or consent, then the Borrower may, at its sole expense and effort (including payment of any applicable processing and recordation fees), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights (other than its existing rights to payment pursuant to Section 2.14 or Section 2.16) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have (x) paid to the Administrative Agent the processing and recordation fee (if any) specified in Section 9.04, and (y) received the prior written consent of the Administrative Agent (with respect to any assignee that is not already a Lender or an Affiliate of a Lender), which consent shall not unreasonably be withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 2.15), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment and delegation will result in a reduction in such compensation or payments, (D) in the case of any such assignment and delegation resulting from the failure to provide a consent as contemplated by clause (iii) above, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments, delegations and consents, the applicable amendment, modification, waiver or consent can be effected and (E) such assignment and delegation does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto (it being understood and agreed that such Lender shall not be deemed to make the representations and warranties in such Assignment and Assumption if such Lender has not executed such Assignment and Assumption).

SECTION 2.19. Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its lending office to make, maintain or fund Loans whose interest is determined by reference to the LIBO Rate, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the LIBO Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of any Loan Document to the contrary, if any Lender becomes a Defaulting Lender, then, for so long as such Lender is a Defaulting Lender, the Commitment and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof.

In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall take such actions as the Administrative Agent may determine to be appropriate in connection with such Lender ceasing to be a Defaulting Lender, whereupon such Lender will cease to be a Defaulting Lender (it being understood that all amendments, waivers or modifications effected without its consent in accordance with the provisions of Section 9.02 and this Section during such period shall be binding on it).

The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.20 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent and each Lender, the Borrower or any other Loan Party may at any time have against, or with respect to, such Defaulting Lender.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that on the Closing Date and on each Funding Date:

SECTION 3.01. Organization; Powers. The General Partner is the sole general partner of the Borrower. Each of the Loan Parties, their respective Significant Subsidiaries and the General Partner (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its properties and to carry on its business as now conducted and (c) except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s limited liability company, partnership or corporate powers, as applicable, and have been duly authorized by all necessary limited liability company, partnership or corporate action, as applicable. This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document when so executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for any reports required to be filed by the Borrower with the SEC pursuant to the Exchange Act, (b) will not violate or result in any breach or contravention of any law, rule or regulation or any order, injunction, writ or decree of any Governmental Authority, in each case, applicable to or binding upon the Borrower or any of its Subsidiaries or any of its property, except, in any such case, to the extent that a Material Adverse Effect would not reasonably be expected to result therefrom, (c) will not violate or result in a default under (i) the Existing Credit Agreement or any indenture to which the Borrower or any of its Subsidiaries is then a party or (ii) any other Material Agreement, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or by which any property or asset of the Borrower or any of its Subsidiaries is bound, except, in each case under this clause (ii), to the extent that a Material Adverse Effect would not reasonably be expected to result therefrom, (d) will not result in the creation or imposition of any Lien prohibited hereunder on any asset of the Borrower or any of its Subsidiaries and (e) will not violate the Organization Documents of the Borrower or any Subsidiary Guarantor.

SECTION 3.04. Financial Condition; No Material Adverse Effect.

(a) The audited consolidated balance sheet and related statements of income, equity and cash flows as of and for the fiscal year ended December 31, 2018 of the Borrower and its consolidated Subsidiaries theretofore made available to Lenders present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such date or for such period on a consolidated basis in accordance with GAAP consistently applied.

(b) The unaudited consolidated balance sheet and related statements of income, equity and cash flows as of and for the fiscal quarter ended June 30, 2019 of the Borrower and its consolidated Subsidiaries theretofore made available to Lenders present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP as of such date or for such period consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Beginning with the initial delivery of the financial information required under Section 5.01(a) and Section 5.01(b), the financial information delivered to the Lenders pursuant to such Sections fairly presents, in all material respects, in conformity with GAAP, the consolidated financial position of the Borrower and its consolidated Subsidiaries as of the applicable date and their consolidated results of operations and cash flows for the applicable period (subject, in the case of interim statements, to normal year-end adjustments and the absence of footnotes).

(d) There has been no Material Adverse Change since December 31, 2018.

SECTION 3.05. Properties.

(a) The Borrower and each of its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property necessary or otherwise material to the business of the Borrower and its Subsidiaries, taken as a whole, except for Liens permitted hereby and except where the failure to have such title or leasehold interest would not reasonably be expected to result in a Material Adverse Effect.

(b) The Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the business of the Borrower and its Subsidiaries, taken as a whole, except where the failure to own, or be licensed to use, such intellectual property would not reasonably be expected to have a Material Adverse Effect, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement.

(b) Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (ii) has become subject to any Environmental Liability.

SECTION 3.07. Compliance with Laws; No Default. The Borrower and each of its Subsidiaries are in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA and Environmental Laws), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing or will result from the execution and delivery of this Agreement or any of the other Loan Documents, or the making of the Loans hereunder.

SECTION 3.08. Margin Regulations; Investment Company Status. No Loan Party is engaged in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board. No proceeds of any Loan will be used by the Borrower or its Subsidiaries for “purchasing” or “carrying” “margin stock” as so defined in contravention of the provisions of Regulations T, U, or X of the Board. No Loan Party is, or is required to be registered as, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09. Taxes. The Borrower and each of its Subsidiaries has filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes or the filing of Tax returns or reports that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. Neither the Information Memorandum nor any of the other written reports, financial statements, certificates or other written information (collectively, the “Information”), other than any general economic or industry data or other information that is cited as being derived from a third party source, furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other Information furnished prior to the Closing Date and taken as a whole) and in conjunction with all other information that has been made publicly available by the Borrower in the two years prior to the Closing Date in its filings with the SEC or in investor-related materials publicly available on the Borrower’s website (other than, in each case, any such information set forth under the caption “risk factors” or “forward-looking statements” and any other similarly cautionary, predictive or forward-looking information set forth in such filings or materials) did not, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date, or with respect to the periods for which such information relates), or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; provided that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions the Borrower considered reasonable at the time such projected financial information is so furnished (it being understood that such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that actual results may vary materially from the projected financial information).

SECTION 3.12. Subsidiaries; Equity Investments. As of the Closing Date, the Borrower does not have (a) any Subsidiaries other than those specifically disclosed in part (a) of Schedule 3.12, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable (to the extent applicable) and are owned by the Persons indicated on Schedule 3.12, or (b) any equity investment in any other corporation or other entity other than those specifically disclosed in part (b) of Schedule 3.12.

SECTION 3.13. Anti-Corruption Laws and Sanctions. The Borrower has policies and procedures designed and implemented to promote, in its reasonable business judgment, compliance by the Borrower, its wholly owned Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as agents for the Borrower or its Subsidiaries, as applicable) with Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries and to the knowledge of the Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds thereof or other transaction contemplated by this Agreement will, to the knowledge of the Borrower, violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE IV

Conditions

SECTION 4.01. Closing Date. This Agreement shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02); provided that the obligations of the Lenders to make Loans hereunder are subject to the satisfaction (or waiver in accordance with Section 9.02) of the conditions precedent set forth in Sections 4.02:

(a) Loan Documents. The Administrative Agent shall have received (i) from each party hereto, either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include fax or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) for the account of each Lender that has requested a promissory note, a duly executed promissory note conforming to the requirements of Section 2.09(e).

(b) Subsidiary Guaranties. If required by Section 5.10, the Administrative Agent shall have received a counterpart of the Subsidiary Guarantee executed by a duly authorized officer of each applicable Subsidiary.

(c) Legal Opinion. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Jones Day, counsel for the Loan Parties, reasonably satisfactory to the Administrative Agent, and covering such matters relating to the Loan Parties, this Agreement and the other Loan Documents as the Arrangers shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(d) Secretary’s Certificate(s). The Administrative Agent shall have received a certificate of a Secretary or an Assistant Secretary of each Loan Party, dated as of the Closing Date, certifying (i) the resolutions of the board of directors or other governing body of such Loan Party (or its general partner) authorizing the execution, delivery and performance of each Loan Document to which it is a party, (ii) the Organization Documents of such Loan Party and its general partner, if applicable, and (iii) the names and true signatures of the officers executing any Loan Document on behalf of the Loan Parties on the Closing Date.

(e) Existence and Good Standing Certificates. The Administrative Agent shall have received a certificate of existence and good standing with respect to each Loan Party, and its general partner, if applicable, dated as of a recent date prior to the Closing Date, from appropriate public officials in its jurisdiction of organization.

(f) Closing Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, certifying that, after giving effect to the Transactions that are to occur on the Closing Date, (i) no Default exists and (ii) the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents are true and correct in all material respects, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case such representations and warranties continue to be true and correct in all material respects as of such specified earlier date (provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), in form and substance reasonably satisfactory to the Administrative Agent.

(g) “Know Your Customer” Information. The Lenders shall have received, at least three Business Days prior to the Closing Date, all documentation and other information that may be required by such Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including information required by the USA Patriot Act, information described in Section 9.15 and, if any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Loan Party, to the extent requested by the Lenders in writing to the Borrower at least 10 Business Days prior to the Closing Date.

(h) Fees and Expenses. The Administrative Agent, the Arrangers and the Lenders shall have received from the Borrower payment of all fees required to be paid, and payment or reimbursement of all expenses required to be paid or reimbursed, by the Borrower pursuant to this Agreement or the Fee Letters on or prior to the Closing Date (and, in the case of expenses, which are invoiced at least two Business Days prior to the Closing Date).

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

SECTION 4.02. Conditions to Each Funding Date. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any conversion or continuation of any Loan) is subject to the receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing (other than any conversion or continuation of any Loan) shall be deemed to constitute a representation and warranty by the Borrower on the date thereof that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied.

ARTICLE V

Affirmative Covenants

From and after the Closing Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other Obligations have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made), the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower (beginning with the fiscal year ended December 31, 2019) its audited consolidated balance sheet and related statements of income, equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (beginning with the fiscal quarter ending September 30, 2019), its consolidated balance sheet and related statements of income, equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (a “Compliance Certificate”) (i) certifying as to whether a Default has occurred and is continuing as of the date of such Compliance Certificate and, if such a Default has occurred and is continuing as of the date of such Compliance Certificate, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.09, (iii) stating whether any Designated Material Debt remains outstanding on the date that such Compliance Certificate is delivered, (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements provided under this Agreement that has had a significant effect on the calculation of the Consolidated Net Tangible Assets or the ratio referred to in Section 6.09 and, if any such change has occurred, specifying the nature of such change and the effect of such change on such calculation, (v) if any Excluded Venture was a consolidated subsidiary of the Borrower during the period covered by such financial statements delivered pursuant to Section 5.01(a) or Section 5.01(b), then, to the extent not already provided in connection with clause (ii) above, setting forth information reconciling Consolidated EBITDA for the period covered thereby to net income (loss) reported for such period and indicating the amount of Debt (as defined in the definition of Consolidated Total Debt) of Excluded Ventures that is reflected in the financial statements but not included in the calculation of the ratio referred to in Section 6.09, (vi) setting forth the names of all Subsidiaries that are Excluded Ventures as of the date of the financial statements being delivered and (vii) if, during the period covered by such financial statements, any Subsidiary was designated or deemed designated as an Excluded Venture pursuant to Section 5.12(a) or Section 5.12(e) or any Excluded Venture was designated as a Subsidiary pursuant to Section 5.12(b), certifying that at the time of such designation or deemed designation, the conditions described in Section 5.12(a) or Section 5.12(b), as applicable, were satisfied;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(e) promptly after Moody’s, S&P or Fitch shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; and

(g) promptly following the Administrative Agent’s request therefor, all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under (i) applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, and (ii) the Beneficial Ownership Regulation.

Information required to be delivered pursuant to clause (a), (b) or (d) of this Section shall be deemed to have been delivered if such information, or one or more reports containing such information, shall be publicly available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02. Notices of Default. The Borrower will furnish, or cause to be furnished, to the Administrative Agent for distribution to each Lender prompt written notice of the occurrence of any Default of which any Responsible Officer of the Borrower or the General Partner obtains knowledge. Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each Significant Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence (in the case of the Borrower, in its State of organization) and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03; and provided further that this Section 5.03 shall not require the Borrower or any Significant Subsidiary to preserve or maintain any rights, licenses, permits, privileges or franchises or require any Significant Subsidiary to maintain its legal existence, in each case, if the Borrower shall reasonably determine that the failure to maintain and preserve the same would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.04. Payment of Taxes and other Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay (a) its Tax liabilities and (b) its other governmental obligations which, if unpaid, would reasonably be expected to result in a Lien upon any property of the Borrower or such Subsidiary before the same shall become delinquent or in default, except, in each case, to the extent that (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) the failure to make such payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) maintain all property material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (including by the maintenance of adequate self-insurance reserves to the extent customary among such companies).

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which complete and accurate entries, in all material respects, are made of its financial and business transactions in conformity with GAAP and applicable law. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, at the Administrative Agent’s or such Lender’s expense (unless an Event of Default has occurred and is continuing, in which case it shall be at the Borrower’s sole expense), upon reasonable prior notice and subject to any applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract or by law, regulation or governmental guidelines, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that advance notice of any discussion with such independent accountants shall be given to the Borrower and, so long as no Event of Default shall have occurred and be continuing, the Borrower shall have the opportunity to be present at any such discussion. The Administrative Agent and each Lender agree to keep all information obtained by them pursuant to this Section confidential in accordance with Section 9.13.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority (including ERISA and Environmental Laws) applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only for working capital and general partnership, corporate or company purposes, as applicable, of the Borrower and its Subsidiaries, including repayment of the existing Indebtedness of the Borrower. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrower will not request any Borrowing, and the Borrower shall not use, or permit its Subsidiaries and its or their respective directors, officers, employees and agents to use, the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, in any material respect, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any other manner that would result in the material violation of any Sanctions applicable to any party to this Agreement.

SECTION 5.09. Maintenance of Separateness. The Borrower will, and will cause each other Loan Party to, observe organizational formalities and keep books and records separate from MPC and the other MPC Companies.

SECTION 5.10. Required Subsidiary Guarantors.

(a) If on the Closing Date any Subsidiary guarantees (i) any Indebtedness under the Existing Credit Agreement or (ii) any other Indebtedness of the Borrower in an aggregate principal amount of $20,000,000 or more, then, in each case, such Subsidiary shall execute the Subsidiary Guarantee and deliver it to the Administrative Agent on the Closing Date. If, after the Closing Date, any Subsidiary that is not already a Subsidiary Guarantor guarantees (i) any Indebtedness under the Existing Credit Agreement (or any refinancing thereof) or (ii) any other Indebtedness of the Borrower in an aggregate principal amount of $20,000,000 or more, then, in each case, such Subsidiary shall become a guarantor of the Obligations by executing the Subsidiary Guarantee and delivering it to the Administrative Agent within 10 Business Days of the date on which it guaranteed such Indebtedness (or such later date as agreed to by the Administrative Agent), together with such other additional closing documents, certificates and legal opinions (which may be opinions of in-house counsel) as shall reasonably be requested by the Administrative Agent. In connection with the initial execution and delivery of the Subsidiary Guarantee, the Borrower shall execute and deliver a counterpart thereof to the Administrative Agent.

(b) So long as no Default has occurred and is continuing (or would result from such release), (i) if all of the Equity Interests of a Subsidiary Guarantor that are owned by the Borrower or any other Subsidiary are sold or otherwise disposed of in a transaction or transactions permitted by this Agreement and as a result of such disposition such Person is no longer a Subsidiary or (ii) if (A) the conditions set forth in Section 5.10(a) requiring such Person to be a Subsidiary Guarantor no longer exist (other than as a result of a payment by such Subsidiary Guarantor upon its guarantee) and (B) immediately after giving effect to the release of such Subsidiary Guarantor (and giving effect to any repayment of Indebtedness that occurs substantially concurrently with such release), all of the Indebtedness of the Non-Guarantor Subsidiaries is permitted under Section 6.01, then promptly following the Borrower’s request, the Administrative Agent shall execute a release of such Subsidiary Guarantor from its Subsidiary Guarantee. A request by the Borrower for a release pursuant to this Section shall be accompanied by a certificate of a Responsible Officer of the Borrower certifying that the conditions to release set forth in this Section have been satisfied. Any execution and delivery of any such release by the Administrative Agent shall be without recourse or warranty by the Administrative Agent.

(c) The Borrower may, but shall not be required to, cause Subsidiaries (other than those required to become Subsidiary Guarantors pursuant to Section 5.10(a)) to become Subsidiary Guarantors pursuant to Section 9.09.

SECTION 5.11. Anti-Corruption Laws and Sanctions. The Borrower will maintain and implement policies and procedures designed, in its reasonable business judgment, to promote compliance by the Borrower, its wholly owned Subsidiaries and their respective directors, officers, employees and agents (when acting in their capacity as agents for the Borrower or its Subsidiaries) with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.12. Excluded Ventures.

(a) The Borrower may, on or after the Closing Date, designate any subsidiary to be an Excluded Venture; provided that at the time of such designation and immediately after giving pro forma effect thereto (i) no Default shall exist, (ii) the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents will be true and correct in all material respects as if remade at the time of such designation, except to the extent such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date (provided that such materiality qualifier shall not be applicable to any representation and warranty that already is qualified or modified by materiality in the text thereof) and (iii) such subsidiary does not, at the time of designation and does not at any time thereafter while it is an Excluded Venture, Guarantee or otherwise become directly or indirectly liable with respect to, or grant any Liens on any of its property to secure, any Indebtedness of the Borrower or any Subsidiary or any obligations of the Borrower or any Subsidiary in respect of any Sale and Leaseback Transaction. Designation by the Borrower pursuant to this Section shall be deemed to be a representation and warranty by the Borrower as of such date as to the matters specified in this Section.

(b) The Borrower may designate any Excluded Venture to be a Subsidiary, provided that at the time of such designation and after giving pro forma effect thereto, (i) such Excluded Venture shall not have outstanding Indebtedness, other than Indebtedness permitted under Section 6.01, or Liens on any of its property, other than Liens permitted under Section 6.02 (in each case taking into account the other Indebtedness of Subsidiaries, and the Liens on property of the Borrower and its Subsidiaries, then existing), (ii) no Default shall exist and (iii) the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents will be true and correct in all material respects as if remade at the time of such designation, except to the extent such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date (provided that such materiality qualifier shall not be applicable to any representation and warranty that already is qualified or modified by materiality in the text thereof). The designation of any Excluded Venture as a Subsidiary shall constitute the incurrence by such Subsidiary, at the time of designation, of (x) all Indebtedness of such Subsidiary and (y) all Liens on property of such Subsidiary existing at such time.

(c) The Borrower shall not, and shall not permit any of its Subsidiaries to, Guarantee, or grant or otherwise permit a Lien on any of its or their property to secure, any Indebtedness of an Excluded Venture or any obligations of an Excluded Venture in respect of any Sale and Leaseback Transaction, other than (i) Liens on Equity Interests of an Excluded Venture to secure Indebtedness of such Excluded Venture that is non-recourse to the Borrower and its Subsidiaries and (ii) Guarantees of Indebtedness of Excluded Ventures in an aggregate amount not to exceed 5.0% of Consolidated Net Tangible Assets at the time of incurrence or assumption thereof. As used in this paragraph (c), “non-recourse” means Indebtedness of an Excluded Venture for which recourse to the Borrower or any Subsidiary, whether contractual or as a matter of law, for non-payment of such Indebtedness is limited to Equity Interests issued by such Excluded Venture.

(d) If at any time an Excluded Venture fails to meet any requirement set forth in clause (iii) of paragraph (a) or in paragraph (c) of this Section 5.12, it will thereafter automatically cease to be an Excluded Venture and shall constitute a Subsidiary for all purposes of this Agreement, and any Indebtedness and Liens of such Subsidiary will be deemed to be incurred by such Subsidiary as of such date.

(e) Any subsidiary of an Excluded Venture shall automatically constitute an Excluded Venture. At the time that a Person becomes a subsidiary of an Excluded Venture, the Borrower shall be deemed to have designated such subsidiary as an Excluded Venture pursuant to Section 5.12(a).

(f) If at any time an entity that has been designated as an Excluded Venture ceases to be a subsidiary of the Borrower, then such entity shall cease to be an Excluded Venture.

ARTICLE VI

Negative Covenants; Financial Covenant

From and after the Closing Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other Obligations have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made), the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not permit any Non-Guarantor Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness owing to a Loan Party or a wholly owned Subsidiary;

(b) Indebtedness existing on the Closing Date which is either (i) set forth on Schedule 6.01 or (ii) in a principal amount which is less than (x) $25,000,000 individually and (y) $50,000,000 in the aggregate;

(c) Indebtedness incurred to finance the acquisition, construction, repair, development or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction, repair, development or improvement and (ii) if such Indebtedness is secured, the Liens securing it are permitted by Section 6.02(a)(iii);

(d) Indebtedness of a Person that is not a subsidiary of the Borrower and that becomes a Subsidiary after the Closing Date or is merged or consolidated with or into the Borrower or any Subsidiary after the Closing Date, in each case, if such Indebtedness is existing at the time such Person becomes a Subsidiary or is so merged or consolidated and is not incurred in contemplation of such transaction;

(e) extensions, refinancings, renewals or replacements of the Indebtedness permitted by clause (b), (c) or (d) above which, in the case of any such extension, refinancing, renewal or replacement, does not increase the amount of the Indebtedness being extended, refinanced, renewed or replaced, other than amounts incurred to pay the costs of such extension, refinancing, renewal or replacement;

(f) other Indebtedness of Non-Guarantor Subsidiaries; provided that the sum, without duplication, of (i) the outstanding aggregate principal amount of all such Indebtedness of Non-Guarantor Subsidiaries, plus (ii) the outstanding aggregate amount of Attributable Debt under all Sale and Leaseback Transactions permitted under Section 6.02(b), plus (iii) the outstanding aggregate principal amount of all Indebtedness or other obligations secured by Liens permitted under Section 6.02(a)(x) shall not exceed 15% of Consolidated Net Tangible Assets at the time of creation, incurrence or assumption thereof; and

(g) Indebtedness of any Non-Guarantor Subsidiary as an account party in respect of trade letters of credit or in respect of bid, performance or surety bonds, workers’ compensation claims or self-insurance obligations, in each case incurred in the ordinary course of business, including reimbursement obligations of any Non-Guarantor Subsidiary incurred in the ordinary course of its business with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims and self-insurance obligations (in each case, other than Guarantees of and obligations for money borrowed).

SECTION 6.02. Liens and Sale and Leaseback Transactions.

(a) Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset (including accounts receivable, royalties and other revenues) now owned or hereafter acquired by it, or assign or sell any receivables in connection with any financing transaction or series of financing transactions (including factoring arrangements), except:

(i) Permitted Encumbrances;

(ii) any Lien on any property or asset of the Borrower or any Subsidiary existing on the Closing Date which is either (A) set forth on Schedule 6.02 or (B) securing Indebtedness or other obligations in a principal amount which is less than (x) $25,000,000 individually and (y) $50,000,000 in the aggregate;

(iii) Liens on fixed or capital assets acquired, constructed, repaired, developed or improved by the Borrower or any of its Subsidiaries; provided that (A) such Liens secure only Indebtedness, including Capital Lease Obligations, incurred to finance the acquisition, construction, repair, development or improvement of such assets, (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction, repair, development or improvement, and (C) such Liens shall not apply to any other property or assets (other than accessions and improvements thereto);

(iv) Liens under any Sale and Leaseback Transaction permitted under Section 6.02(b);

(v) Liens securing Indebtedness or other obligations of the Borrower or any of its Subsidiaries in favor of any Loan Party;

(vi) (A) Liens on property existing at the time such property is acquired by the Borrower or any of its Subsidiaries after the Closing Date and not created in contemplation of such acquisition (or on repairs, improvements, additions or accessions thereto) and (B) Liens on the assets of any Person that is not a subsidiary of the Borrower and that becomes a Subsidiary after the Closing Date or is merged or consolidated with or into the Borrower or any Subsidiary after the Closing Date, in each case, if such Liens exist at the time such Person becomes a Subsidiary or is so merged or consolidated and not created in contemplation of such transaction (or on repairs, improvements, additions or accessions thereto), provided that, in the case of clauses (A) and (B), such Liens do not extend to any other assets;

(vii) Liens on cash and cash equivalents securing obligations under any Swap Agreement, provided that the aggregate amount of all such obligations secured by such Liens shall not at any time exceed $200,000,000;

(viii) extensions, renewals and replacements of the Liens described in clause (ii), (iii) or (vi) above, so long as there is no increase in the Indebtedness or other obligations secured thereby (other than amounts incurred to pay costs of the extension, renewal and replacement of the Indebtedness secured by such Liens) and no additional property (other than accessions and improvements in respect of such property) is subject to such Lien;

(ix) Liens on Equity Interests in a Joint Venture owned by the Borrower or any Subsidiary securing obligations of such Joint Venture and Liens on Equity Interests in an Excluded Venture owned by the Borrower or any Subsidiary securing obligations of such Excluded Venture; and

(x) Liens not otherwise permitted by other clauses of this Section 6.02(a) securing Indebtedness or other obligations of the Borrower or any of its Subsidiaries, provided that the sum, without duplication, of (A) the aggregate outstanding principal amount of all such Indebtedness and obligations plus (B) the aggregate outstanding amount of Attributable Debt under all Sale and Leaseback Transactions permitted under Section 6.02(b) plus (C) the aggregate outstanding principal amount of Indebtedness of Non-Guarantor Subsidiaries permitted pursuant to Section 6.01(f) shall not exceed 15% of Consolidated Net Tangible Assets at the time of creation, incurrence or assumption of such Lien.

(b) Sale and Leaseback Transactions. The Borrower will not, and will not permit any Subsidiary to, enter into any Sale and Leaseback Transaction if, after giving effect to such Sale and Leaseback Transaction, the sum, without duplication, of (i) the aggregate amount of the Attributable Debt under all such Sale and Leaseback Transactions, plus (ii) the outstanding aggregate principal amount of all Indebtedness of Non-Guarantor Subsidiaries permitted under Section 6.01(f), plus (iii) the outstanding aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries secured by Liens permitted under Section 6.02(a)(x) shall exceed 15% of Consolidated Net Tangible Assets at the time of consummation of such Sale and Leaseback Transaction.

SECTION 6.03. Mergers, Fundamental Changes and Dispositions. The Borrower will not, and will not permit any other Loan Party to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that (a) if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, any Person may merge with or into the Borrower, provided that the Borrower shall be the surviving entity; (b) any Loan Party that is a Subsidiary may merge into or consolidate with or sell, transfer, lease or otherwise dispose of its assets to the Borrower or another Subsidiary; (c) any Loan Party that is a Subsidiary may merge into, or consolidate with, any Person other than the Borrower or another Subsidiary if (i) such Loan Party is the surviving entity or (ii) such other Person is the surviving entity and becomes a Subsidiary and a Subsidiary Guarantor contemporaneously with such merger or consolidation; and (d) any Loan Party (other than the Borrower) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

SECTION 6.04. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or engage in any material transaction (including any sale, lease, transfer, purchase or acquisition of property or assets) with any of its Affiliates, except on terms and conditions, taken as a whole, that are substantially no less favorable to the Borrower or such Subsidiary as could be obtained on an arm’s-length basis from unrelated third parties (or, if in the good faith judgment of the General Partner’s board of directors, no comparable transaction is available with which to compare any such transaction, such transaction, taken as a whole, is otherwise fair to the Borrower or such Subsidiary); provided that the foregoing restriction shall not apply to (a) transactions between or among the Loan Parties and wholly owned Subsidiaries and not involving any other Person; (b) transactions involving any employee benefit plans or related trusts of the Borrower or any of its Subsidiaries; (c) transactions pursuant to any contract or agreement existing as of the Closing Date and listed on Schedule 6.04; (d) the payment of reasonable compensation, fees and expenses to, and indemnity provided on behalf of, directors and officers of the Borrower or any of its Subsidiaries in the ordinary course of business; (e) transactions entered into with the MPC Companies on terms and conditions that are fair and reasonable to the Borrower and its Subsidiaries, taking into account the totality of the relationship between the Borrower and the Subsidiaries, on the one hand, and the MPC Companies, on the other, including the contemplated transactions set forth on Schedule 6.04; (f) transactions pursuant to any contract or agreement, between the Borrower or any of its Subsidiaries, on one hand, and MPC and its subsidiaries, on the other, that as of the Closing Date has been filed as an exhibit to any report or statement filed by the Borrower, MPC or Andeavor Logistics LP with the SEC, in each case as such contract or agreement is in effect on the Closing Date or as amended, supplemented or otherwise modified, or as replaced, thereafter, so long as such amendments, supplements or other modifications, or such replacement contract or agreement, individually or in the aggregate, are not materially adverse to the interests of the Lenders, (g) transactions approved by the Conflicts Committee of the Board of Directors (or equivalent governing body) of the General Partner (or the equivalent successor body to such Conflicts Committee); (h) investments in Excluded Ventures (including Guarantees permitted by Section 5.12(c)) or in Joint Ventures; and (i) any Restricted Payment permitted by Section 6.07.

SECTION 6.05. Fiscal Year; Accounting Principles. The Borrower will not, and will not permit any Subsidiary to, change (a) its current fiscal year or (b) its current accounting principles used in the preparation of financial statements unless such change in accounting principles is required or permitted by GAAP, in each case, other than changes with respect to a Subsidiary made in order to conform to the fiscal year or principles of the Borrower.

SECTION 6.06. Change in Nature of Business. The Borrower will not, and will not permit any Subsidiary to, engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date, any business substantially related or incidental thereto or logical extensions thereof or any other business which generates “qualifying income” under the Code.

SECTION 6.07. Restricted Payments. The Borrower will not declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (a) the Borrower may declare and make dividend payments and other distributions payable solely in the Equity Interests of the Borrower and (b) so long as no Event of Default exists or would be caused by the declaring or making of such Restricted Payment, the Borrower may declare and make Restricted Payments in accordance with its partnership agreement; provided that the foregoing shall not operate to prohibit the payment of distributions of Available Cash (as defined in the Borrower’s partnership agreement) to limited partners of the Borrower or the payment by the Borrower for the repurchase of limited partnership interests in the Borrower so long as (i) on the record date for such distribution, or on the date that the Borrower became legally bound to pay the repurchase price for such repurchase (herein also referred to as a “record date”), as applicable, such distribution or such repurchase was permitted by the foregoing and (ii) such distribution or such repurchase price is paid within the earlier of 60 days after the record date and any date under applicable law on which such dividend or repurchase must be consummated.

SECTION 6.08. Changes in Organization Documents. The Borrower will not, and will not permit any other Loan Party to, make any changes to its Organization Documents that would reasonably be expected to have a Material Adverse Effect.

SECTION 6.09. Maximum Consolidated Leverage Ratio. The Borrower shall not permit, as of each Quarter-End Date (commencing with the first Quarter-End Date occurring on or after the Closing Date), a ratio of Consolidated Total Debt as of such date to Consolidated EBITDA for the four fiscal quarter period ending on such date to be greater than (a) during an Acquisition Period, 5.5 to 1.0 and (b) at all other times, 5.0 to 1.0. In addition, in the event that any Designated Material Debt is excluded from the calculation of Consolidated Total Debt as of any Quarter-End Date (such excluded Debt is referred to herein as the “Excluded Debt”) and any Excluded Debt remains outstanding on the Compliance Certificate Delivery Date with respect to such Quarter-End Date, then the Borrower shall not permit, on such Compliance Certificate Delivery Date, the ratio of (x) Consolidated Total Debt as of such Quarter-End Date plus the amount of Excluded Debt that remains outstanding on such Compliance Certificate Delivery Date to (y) Consolidated EBITDA for the four fiscal quarter period ended on such Quarter-End Date, to exceed the foregoing ratio. For purposes of calculating compliance with this Section 6.09, Consolidated EBITDA may include, at the Borrower’s option, any Material Project EBITDA Adjustments as provided in the definition thereof.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation, warranty or certification made or deemed made by or on behalf of the Borrower or any Subsidiary in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (with respect to the Borrower’s existence), Section 5.08, Section 5.10 or Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) a Responsible Officer of a Loan Party becoming aware of such failure or (ii) notice of such failure is given by the Administrative Agent to the Borrower;

(f) the General Partner or any Loan Party or any Subsidiary shall fail to make any payment in excess of $1,000,000 in the aggregate (whether of principal, interest, fees or other amounts) in respect of Indebtedness under the Existing Credit Agreement (or any replacement or refinancing thereof) or any other Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness;

(g) any event or condition occurs that results in Indebtedness under the Existing Credit Agreement (or any replacement or refinancing thereof) or any other Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (ii) any Indebtedness that becomes due as a result of a voluntary prepayment, purchase or redemption thereof;

(h) an involuntary proceeding shall be commenced, or an involuntary petition shall be filed, in any court of competent jurisdiction seeking (i) liquidation, reorganization or other relief in respect of the General Partner, any Loan Party or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the General Partner, any Loan Party or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered by such court;

(i) the General Partner, any Loan Party or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the General Partner, any Loan Party or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(j) the General Partner, any Loan Party or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more final judgments (whether or not appealable) for the payment of money in an aggregate amount in excess of $100,000,000 (to the extent not covered by independent third-party insurance (other than normal deductibles) as to which the insurer has been notified of such judgment and has not issued a notice denying coverage thereof) shall be rendered by a court of competent jurisdiction against the General Partner, a Loan Party or any Subsidiary or any combination thereof, and either (i) the same shall remain undischarged or unsatisfied for a period of 45 consecutive days (or 60 consecutive days in the case of judgments rendered in foreign jurisdictions outside of the United States of America, any State thereof and the District of Columbia) during which execution shall not be effectively stayed (it being understood that, for the purposes of this clause (k), “independent third-party insurance” shall include industry mutual insurance companies in which the General Partner, any Loan Party or any Subsidiary has an ownership interest) or (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the General Partner, any Loan Party or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m) other than as a result of (i) the termination of the obligations of any Subsidiary Guarantor under the Subsidiary Guarantee pursuant to the terms thereof or pursuant to Section 5.10(b) or Section 9.09, (ii) the exchange or replacement of any promissory note hereunder (with respect to the previously existing promissory note which was so exchanged or replaced), (iii) the agreement of the Required Lenders or all Lenders, as may be required hereunder, or (iv) in accordance with the other provisions of this Agreement, the expiration or termination of the Commitments, the payment in full of the principal and interest on each Loan, all fees payable hereunder and all other Obligations, any Loan Document (or any material provision thereof), at any time after its execution and delivery, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable; or any Loan Party denies in writing that it has any liability or obligation thereunder, or purports to revoke, terminate or rescind any Loan Document (other than pursuant to the terms hereof or thereof); or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter (at any time during the continuance of such event) be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall immediately and automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall immediately and automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

ARTICLE VIII

The Administrative Agent

SECTION 8.01. Appointment and Authority. Each of the Lenders hereby irrevocably appoints the Person named as the Administrative Agent to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and, except for the approval rights of the Borrower set forth in Section 8.06, neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender, and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or to exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or otherwise or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or otherwise; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02 and Article VII) or (ii) unless a court of competent jurisdiction shall have determined by a final, non-appealable judgment that the Administrative Agent was grossly negligent or acted with willful misconduct in taking or not taking any such action. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice (stating that it is a “notice of default”) describing such Default is given in writing to the Administrative Agent by a Loan Party or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance prior to the making of such Loan.

The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06. Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor (which shall be a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States) approved by the Borrower (such approval not to be unreasonably withheld, conditioned or delayed), provided that no approval of the Borrower shall be necessary if an Event of Default has occurred and is continuing. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Closing Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Closing Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and appoint a successor (which shall be a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States) approved by the Borrower (such approval not to be unreasonably withheld, conditioned or delayed); provided that no approval of the Borrower shall be necessary if an Event of Default has occurred and is continuing. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Closing Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint, with the approval of the Borrower to the extent provided above, a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.16(h) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Closing Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 8.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, the Joint Lead Arrangers, the Documentation Agents or the Syndication Agents listed on the cover page hereof shall have any duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

SECTION 8.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or otherwise or any other judicial proceeding relating to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.11 and Section 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.11 and Section 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 8.10. Consent. Each Lender, by delivering its signature page to this Agreement, or by delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date that has been made available by the Administrative Agent to the Lenders.

SECTION 8.11. ERISA. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent and such Lender.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices; Effectiveness; Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone or electronic mail (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax as follows:

(i) if to the Borrower or any other Loan Party, to it at MPLX LP, 200 East Hardin St., Findlay, Ohio 45840, Attention of Pamela K.M. Beall, Executive Vice President and Chief Financial Officer (Telephone No. XXXXXXXX; Fax No. XXXXXXXX; Email: XXXXXXXX) and Suzanne Gagle, Vice President and General Counsel (Telephone: XXXXXXXX; Email: XXXXXXXX), with a copy to Marathon Petroleum Corporation, 539 South Main Street, Findlay, Ohio 45840, Attention of Donald C. Templin, Executive Vice President and Chief Financial Officer (Telephone: XXXXXXXX; Email: XXXXXXXX) and Suzanne Gagle, General Counsel (Telephone: XXXXXXXX; Email: XXXXXXXX) or such other address, telephone number, fax number or electronic mail address provided by the Borrower to the Administrative Agent for purposes of Section 9.10(d);

(ii) if to the Administrative Agent, to Wells Fargo Bank, National Association, to it at Wells Fargo Bank, National Association, 1525 W WT Harris Blvd, Charlotte, NC 28262, Mail Code: D1109-019, Attention: Syndication Agency Services (Telephone No. (704) 590-2706; Fax No. (704) 715-0017; Email: agencyservices.requests@wellsfargo.com), with a copy to Nathan Starr, Wells Fargo Energy Group, 1000 Louisiana Street, 10th Floor, Houston, TX 77002, Mail Code: MAC T0002-107 (Telephone No. XXXXXXXX; Fax No. XXXXXXXX; Email: XXXXXXXX);

(iii) if to a Lender, to it at its address (or telephone number, fax number and email address, as applicable) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in such paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower (on behalf of itself and the other Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address, telephone number, fax number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Loan Party’s or the Administrative Agent’s transmission of communications through the Platform.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or under any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of any Loan Document and the making of any Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender, or any Related Party of any of the foregoing, may have had notice or knowledge of such Default at the time.

(b) Subject to paragraph (c) of this Section, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the

Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than as a result of any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.12(c)), or reduce any fees or other amounts (to the extent that such other amounts are then due and payable) payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment (in each case, other than as a result of any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.12(c), and other than any mandatory prepayment), or postpone the scheduled date of expiration of any Commitment (including any such postponement as a result of any modification to the definition of the term “Delayed Draw Funding Deadline”), without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or 2.17(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) release any material Subsidiary Guarantor from its Subsidiary Guarantee, except as provided in Section 5.10 or Section 9.09, as applicable, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) above and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification.

(c) Notwithstanding anything to the contrary in paragraph (a) or (b) of this Section:

(i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency, in each case, of a technical nature; and

(ii) this Agreement may be amended in the manner provided in Section 2.13(b).

(d) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including the reasonable and documented fees, charges and disbursements of one firm of outside counsel for the Administrative Agent and the Arrangers (and, if necessary, one firm of local and regulatory counsel in each appropriate jurisdiction and regulatory field, as applicable, at any one time for the Administrative Agent, the Arrangers and their respective Affiliates taken as a whole) in connection with the syndication of the Facility, the preparation and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of any Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger and each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (and, without limiting the foregoing, shall reimburse each Indemnitee upon demand for any reasonable and documented out-of-pocket legal or other expenses incurred by such Indemnitee in connection with investigating or defending any of the foregoing), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any of its Subsidiaries or other Affiliates) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of any other transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether brought by a third party or by the Borrower or any of its subsidiaries or any other Affiliates and regardless of any exclusive or contributory negligence of any Indemnitee; provided that (i) the foregoing indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are found by a final, non-appealable judgment of a court of competent jurisdiction to arise out of or in connection with the willful misconduct, bad faith or gross negligence of such Indemnitee or the material breach by such Indemnitee of the express terms of the Loan Documents or (y) arise out of, or in connection with, any claim, litigation, investigation or proceeding that does not involve an act or omission by the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee, provided that this clause (y) shall not limit the Borrower’s obligation to indemnify and hold harmless the Administrative Agent, each Arranger and any other titled person in its capacity, or in fulfilling its role, as such; (ii) the Borrower shall not, in connection with any such proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate law firm (and, if necessary, one firm of local and regulatory counsel in each appropriate jurisdiction and regulatory field, as applicable, at any one time for the Indemnitees as a whole); provided that in the case of a conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict, the Borrower shall be responsible for the reasonable fees and expenses of one additional firm of counsel (and, if necessary, one additional firm of local and regulatory counsel in each appropriate jurisdiction and regulatory field, as applicable, for each such affected Indemnitee (or the affected Indemnitees that are similarly situated); (iii) each Indemnitee shall consult with the Borrower from time to time at the request of the Borrower regarding the conduct of the defense in any such proceeding (other than in respect of proceedings in which the Borrower or any of its Affiliates is a party adverse to such Indemnitee); and (iv) the Borrower shall not be obligated to pay an amount of any settlement entered into without its consent (which shall not be unreasonably withheld, delayed or conditioned), except if such settlement shall have been entered into more than 90 days after receipt by the Borrower of a request by an Indemnitee for reimbursement of its legal or other expenses incurred in connection with such proceeding and the Borrower shall not have either (x) reimbursed such Indemnitee therefor in accordance with, and to the extent required by, this paragraph prior to the date of such settlement or (y) provided written notice to such Indemnitee that it disputes such Indemnitee’s claim for indemnification under this paragraph with respect to such proceeding. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent under paragraph (a) or (b) of this Section (and without limiting the Borrower’s obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any sub-agent thereof) or such Related Party, as the case may be, such Lender’s pro rata share of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of the Administrative Agent acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. For purposes of this paragraph, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Commitments and outstanding Loans, in each case, at the time (or most recently in effect or outstanding).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law and without limiting in any way the Borrower’s or any other Loan Party’s reimbursement or indemnification obligations set forth in paragraph (a) or (b) of this Section or any other Loan Document, no party hereto nor any of their respective directors, officers, employees and agents shall assert, and each party hereto hereby waives, any claim against each other such Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through electronic, telecommunications or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly provided in Section 6.03, neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section (and any other attempted assignment or transfer by any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (d) of this Section), the Arrangers and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, the Arrangers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignment by Lenders. (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to (x) a Lender, an Affiliate of a Lender or an Approved Fund or (y) if an Event of Default has occurred and is continuing, any other assignee; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund;

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent (not to be unreasonably withheld, conditioned or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; provided that this clause (B) shall not be construed to prohibit the assignment of (x) a proportionate part of all the assigning Lender’s rights and obligations in respect of its Commitment without assigning a proportionate part of the assigning Lender’s Loans or (y) a proportionate part of all the assigning Lender’s rights and obligations in respect of its Loans without assigning a proportionate part of the assigning Lender’s Commitment;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform), together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(E) the assignee, if it shall not be a Lender, shall be required to execute and deliver the applicable forms to the extent required under Section 2.16(f) for any Lender, and no assignment shall be effective in connection herewith unless and until such forms are so delivered; and

(F) the assignment shall be recorded in the Register as required under Section 9.04(c), and no assignment shall be effective in connection herewith unless and until such assignment is so recorded.

(iii) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment or other compensating actions) to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iv) Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.15, Section 2.16 and Section 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may, at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.03(c) with respect to any payments made by such Lender to its Participants.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14, Section 2.15 and Section 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that (A) such Participant agrees to be subject to the provisions of Section 2.16 (including Section 2.16(f)), Section 2.17 and Section 2.18 as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; (B) such Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation; and (C) the Borrower shall be notified promptly by the applicable Lender of each participation sold by such Lender to a Participant pursuant to this paragraph. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement and the other Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the Borrower as provided above and to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Pledge by Lender. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower and the other Loan Parties herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Arranger, any Lender or any Related Party of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time this Agreement or any other Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 2.14, Section 2.15, Section 2.16 and Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, any other Loan Documents and any letter agreements with respect to fees payable to the Administrative Agent or the Arrangers (including on behalf of the Lenders) constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any provisions of any commitment letter entered into in connection with the Facility that by the terms of such commitment letter survive the effectiveness of this Agreement). Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by fax or electronic transmission (in .pdf or .tif format) shall be effective for all purposes as delivery of a manually executed counterpart of this Agreement.

(b) The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement or any other Loan Document and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent or any Lender to accept electronic signatures in any form or format without its prior written consent.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates which are then due and payable, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to promptly notify the Borrower and the Administrative Agent after any such setoff and application by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09. Subsidiary Guarantees. The Borrower may (but is not required to), at any time upon three Business Days’ notice to the Administrative Agent, cause any of its Subsidiaries organized under the laws of the United States of America, any State thereof or the District of Columbia and not owned, directly or indirectly, by any “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) in its chain of ownership to become a Subsidiary Guarantor by such Subsidiary executing and delivering to the Administrative Agent the Subsidiary Guarantee, together with such customary legal opinions (which may be opinions of in-house counsel), corporate documents, secretary’s certificates, good standing certificates and evidence of authority as the Administrative Agent may reasonably request. So long as no Default has occurred and is continuing (or would result from such release), (a) if all of the Equity Interests of a Subsidiary Guarantor that are owned by the Borrower or any Subsidiary are sold or otherwise disposed of in a transaction or transactions permitted by this Agreement and as a result of such disposition such Person is no longer a Subsidiary or (b) in the event that, immediately after giving effect to the release of any Subsidiary Guarantor’s Subsidiary Guarantee, all of the Indebtedness of the Non-Guarantor Subsidiaries is permitted under Section 6.01, then, in each case, promptly following the Borrower’s request, the Administrative Agent shall execute a release of such Subsidiary Guarantor from its Subsidiary Guarantee; provided, however that clause (b) of this Section 9.09 shall not authorize the release of a Subsidiary Guarantor from its Subsidiary Guarantee if at the time of the requested release it is required to be a Subsidiary Guarantor pursuant to Section 5.10(a). A request by the Borrower for a release pursuant to this Section shall be accompanied by a certificate of a Responsible Officer of the Borrower certifying that the conditions to release set forth in this Section have been satisfied. Any execution and delivery of any such release by the Administrative Agent shall be without recourse or warranty by the Administrative Agent.

SECTION 9.10. Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of New York State courts sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined solely in such New York State court or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13. Confidentiality.

(a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and its and its Affiliates’ Related Parties, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential or shall be subject to a professional obligation of confidentiality), (ii) upon the request or demand of any regulatory authority (including any self-regulatory authority) having or purporting to have jurisdiction over the Administrative Agent or such Lender, as applicable, or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority (or any request by any governmental bank regulatory authority), (A) promptly notify the Borrower in advance of such disclosure, to the extent permitted by law, and reasonably cooperate with the Borrower in any legal efforts to protect the confidentiality of such Information and (B) so furnish only that portion of such Information which the applicable Person is legally required to disclose), (iii) to the extent required by any legal, judicial, administrative proceeding or other process or otherwise as required by applicable law or regulations (in which case the Administrative Agent or such Lender, as applicable, shall (A) promptly notify the Borrower in advance of such disclosure, to the extent permitted by law, and reasonably cooperate with the Borrower in any legal efforts to protect the confidentiality of such Information and (B) so furnish only that portion of such Information which the applicable Person is legally required to disclose), (iv) to any other party to this Agreement, (v) to any rating agency in connection with rating the Borrower or any Subsidiaries or this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (vi) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (vii) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (viii) subject to an agreement containing provisions no less restrictive than those of this Section, (A) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and (B) any actual or prospective party (or its Related Parties), surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other similar transaction under which payments are to be made by reference to the Obligations or to the Borrower and its obligations or to this Agreement or payments hereunder, (ix) to market data collectors, similar service providers, including league table providers, to the lending industry, in each case, information of the type routinely provided to such providers, (x) with the consent of the Borrower or (xi) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower or any of its Affiliates; provided that (notwithstanding the foregoing) no such nonpublic information which contains projections or forecasts with respect to the Borrower or any of its Affiliates shall be disclosed, disseminated or otherwise made available pursuant to clause (viii) above. For the purposes of this Section, “Information” means all information received from MPC, the Borrower, or any of their respective Subsidiaries relating to MPC, the Borrower or any of their respective Affiliates, Excluded Ventures, Joint Ventures or their business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Affiliates. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY A LOAN PARTY OR THE ADMINISTRATIVE AGENT PURSUANT TO OR IN CONNECTION WITH, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MNPI. EACH LENDER REPRESENTS TO THE LOAN PARTIES AND THE ADMINISTRATIVE AGENT THAT (I) IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MNPI AND THAT IT WILL HANDLE MNPI IN ACCORDANCE WITH SUCH PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, STATE AND FOREIGN SECURITIES LAWS, AND (II) IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MNPI IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, STATE AND FOREIGN SECURITIES LAWS.

SECTION 9.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15. Certain Notices. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”) and/or the Beneficial Ownership Regulation hereby notifies the Borrower and the Subsidiary Guarantors that pursuant to the requirements of the USA Patriot Act and/or the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower and the Subsidiary Guarantors, which information includes the name and address of the Borrower and each Subsidiary Guarantor and other information that will allow such Lender to identify the Borrower and the Subsidiary Guarantors in accordance with the USA Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the USA Patriot Act and is effective for the Administrative Agent and each Lender.

SECTION 9.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, the Arrangers or any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and none of the Administrative Agent, the Arrangers or any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17. Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges to be bound by:

(a) the application of any Write-Down and Conversion Power by any EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancelation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Remainder of Page Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

MPLX LP
By: MPLX GP LLC, its General Partner

By:	/s/ Peter Gilgen
Name: Peter Gilgen Title: Vice President and Treasurer

[Signature Page to MPLX Term Loan Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent,

By:	/s/ Nathan Starr
Name: Nathan Starr Title: Director

[Signature Page to MPLX Term Loan Agreement]

SIGNATURE PAGE TO

TERM LOAN AGREEMENT

OF MPLX LP

Name of Institution: BANK OF AMERICA, N.A.

by	/s/ Alia Qaddumi
Name: Alia Qaddumi
Title: Director

SIGNATURE PAGE TO

TERM LOAN AGREEMENT

OF MPLX LP

Name of Institution: MIZUHO BANK, LTD.

by	/s/ Edward Sacks
Name: Edward Sacks
Title: Authorized Signatory

SIGNATURE PAGE TO

TERM LOAN AGREEMENT

OF MPLX LP

Name of Institution: BNP Paribas

by	/s/ Joseph Onischuk
Name: Joseph Onischuk
Title: Managing Director

For any Lender requiring a second signature block:

by	/s/ Claudia Zarate
Name: Claudia Zarate
Title: Managing Director

SIGNATURE PAGE TO

TERM LOAN AGREEMENT

OF MPLX LP

Citibank, N.A.:

by	/s/ Peter Kardos
Name: Peter Kardos
Title: Vice President

SIGNATURE PAGE TO

TERM LOAN AGREEMENT

OF MPLX LP

JPMORGAN CHASE BANK, N.A.

by	/s/ Jeffrey C. Miller
Name: Jeffrey C. Miller
Title: Executive Director

SIGNATURE PAGE TO

TERM LOAN AGREEMENT

OF MPLX LP

MUFG Bank, Ltd., as a Lender

by	/s/ Christopher Facenda
Name: Christopher Facenda
Title: Director

SIGNATURE PAGE TO

TERM LOAN AGREEMENT

OF MPLX LP

Name of Institution: The Bank of Nova Scotia, Houston Branch

by	/s/ Joe Lattanzi
Name: Joe Lattanzi
Title: Managing Director

SIGNATURE PAGE TO

TERM LOAN AGREEMENT

OF MPLX LP

SUMITOMO MITSUI BANKING CORPORATION

by	/s/ Michael Maguire
Name: Michael Maguire
Title: Executive Director

SIGNATURE PAGE TO

TERM LOAN AGREEMENT

OF MPLX LP

SUNTRUST BANK

by	/s/ Justin Lien
Name: Justin Lien
Title: Director

SIGNATURE PAGE TO

TERM LOAN AGREEMENT

OF MPLX LP

Name of Institution: THE TORONTO-DOMINION BANK, NEW YORK BRANCH

by	/s/ Peter Kuo
Name: PETER KUO
Title: AUTHORIZED SIGNATORY

SIGNATURE PAGE TO

TERM LOAN AGREEMENT

OF MPLX LP

U.S. Bank National Association:

by	/s/ John Prigge
Name: John Prigge
Title: Senior Vice President

SIGNATURE PAGE TO

TERM LOAN AGREEMENT

OF MPLX LP

Name of Institution: BRANCH BANKING & TRUST COMPANY;

by	/s/ Lincoln LaCour
Name: Lincoln LaCour
Title: Vice President

EXHIBIT A

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in Item 1 below (the “Assignor”) and the Assignee identified in Item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the credit facility provided for under the Credit Agreement (including any Guarantees made pursuant to such credit facility) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

[Assignor [is] [is not] a Defaulting Lender][1]

2.	Assignee:

[and is [a Lender][an Affiliate/Approved Fund of [Identify Lender]]][2]

3.	Borrower:	MPLX LP, a Delaware limited partnership

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

[1]	Select as applicable.
[2]	Select as applicable.

5.	Credit Agreement: Term Loan Agreement dated as of September [•], 2019, among MPLX LP, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders[3]	Amount of Commitment/Loans Assigned[4]	Percentage Assigned of Commitment/ Loans[5]
$	$	%
$	$	%
$	$	%

[7.	Trade Date: ][6]

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[3]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[4]

Except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, not to be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent.

[5]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[6]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
.

2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

3

[Consented to and]1 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

[1]	To be added only if the consent of the Administrative Agent is required under Section 9.04(b) of the Credit Agreement.

4

[Consented to:] 2

MPLX LP, a Delaware limited partnership

By: MPLX GP LLC, its General Partner

By:
Name:
Title:

[2]	To be added only if the consent of the Borrower is required under Section 9.04(b) of the Credit Agreement.

5

ANNEX 1 TO

ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than the representations and warranties made by it in this Assignment and Assumption, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document or any collateral thereunder, if any, (iii) the financial condition of the Borrower, any of its Subsidiaries or other Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or other Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee and satisfies the other requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any Arranger, the Assignor or any other Lender, (v) if it is a U.S. Person, attached hereto is an executed copy of IRS Form W-9 certifying that it is exempt from U.S. Federal backup withholding Tax, duly completed and executed by the Assignee and (vi) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any Arranger, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

6

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto on different counterparts), which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

7

EXHIBIT B

[FORM OF] BORROWING REQUEST

Wells Fargo Bank, National Association

as Administrative Agent under the

Credit Agreement referred to below

1525 W WT Harris Blvd

Charlotte, NC 28262

Mail Code: D1109-019

Attention: Syndication Agency Services

______________, 20__

Reference is made to the Term Loan Agreement dated as of September [•], 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MPLX LP, a Delaware limited partnership (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement that the Borrower hereby requests a Borrowing and, in that connection, sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.03 of the Credit Agreement:

(a)	the aggregate principal amount of the Proposed Borrowing is $__________;[1]

(b)	the date of the Proposed Borrowing is __________, 20__ (the “Funding Date”);[2]

(c)	the Proposed Borrowing is [an ABR] [a Eurodollar] Borrowing; [and]

(d)	[such Eurodollar Borrowing shall have an initial Interest Period of [one week] [[one] [two] [three] month[s]];] [and]

(e)	the funds of the Proposed Borrowing are to be disbursed to [Account Name and Number].

[1]

For any Eurodollar Borrowing, such Proposed Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $5,000,000. For an ABR Borrowing, such Proposed Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $1,000,000, except as permitted by Section 2.02(c) of the Credit Agreement.

[2]	The Funding Date must be a Business Day.

MPLX LP, a Delaware limited partnership

By:	MPLX GP LLC, its General Partner

By:
Name:
Title:

2

EXHIBIT C

[FORM OF] INTEREST ELECTION REQUEST

Wells Fargo Bank, National Association

as Administrative Agent under the

Credit Agreement referred to below

1525 W WT Harris Blvd

Charlotte, NC 28262

Mail Code: D1109-019

Attention: Syndication Agency Services

______________, 20__

Reference is made to the Term Loan Agreement dated as of September [•], 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MPLX LP, a Delaware limited partnership (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.07 of the Credit Agreement that it elects to [continue the Borrowing listed below, or a portion thereof as described below] [convert the Borrowing listed below, or a portion thereof as described below, to a different Type], and in that connection sets forth below the terms on which such [conversion] [continuation] is to be made.

a.	The Borrowing to which this Interest
Election Request applies:[1]

(i) Principal Amount

(ii) Type

(iii) Interest Period[2]

b.	The effective date of the election (which is a Business Day):

c.	Type of Borrowing following [conversion] [continuation]: [ABR Borrowing] [Eurodollar Borrowing]

[1]

If different options are being elected with respect to different portions of such Borrowing, specify the portions thereof to be allocated to each resulting Borrowing and specify the information requested in clauses (b), (c) and (d) for each resulting Borrowing.

[2]	In the case of a Eurodollar Borrowing, specify the last day of the current Interest Period therefor.

d.	Interest Period and the last day thereof:[3] [one week] [[one] [two] [three] month[s]]

MPLX LP, a Delaware limited partnership

By:	MPLX GP LLC, its General Partner

By:
Name:
Title:

[3]	For Eurodollar Borrowings only. Shall be subject to the definition of “Interest Period” in the Credit Agreement.

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EXHIBIT D

[FORM OF] NOTE

Lender: [NAME OF LENDER]	New York, New York
Principal Amount: $ [________]	[__________], 20[__]

FOR VALUE RECEIVED, the undersigned, MPLX LP, a Delaware limited partnership (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) the principal sum of [______________ dollars ($___________)] (the “Principal Amount”), or such lesser amount as shall equal the aggregate unpaid principal amount of all Loans (as defined in the Credit Agreement referred to below) of the Lender to the Borrower, payable at such times, and in such amounts, as are specified in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date such Loan is made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest payable to the Lender under this Note shall be payable in dollars (as defined in the Credit Agreement referred to below) to Wells Fargo Bank, National Association, as Administrative Agent, to such account as it may specify from time to time pursuant to the Credit Agreement, in immediately available funds.

This Note is issued pursuant to, governed by and is entitled to the benefits of, the Term Loan Agreement dated as of September [•], 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein are used herein as defined in the Credit Agreement.

The Credit Agreement, among other things, contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year set forth above.

MPLX LP, a Delaware limited partnership

By:	MPLX GP LLC, its General Partner

By:
Name:
Title:

2

EXHIBIT E-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Agreement dated as of September [•], 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MPLX LP, a Delaware limited partnership (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:    _______________, 20___

EXHIBIT E-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Agreement dated as of September [•], 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MPLX LP, a Delaware limited partnership (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20

EXHIBIT E-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Agreement dated as of September [•], 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MPLX LP, a Delaware limited partnership (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20

EXHIBIT E-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Agreement dated as of September [•], 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MPLX LP, a Delaware limited partnership (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20

EXHIBIT F

[FORM OF] SUBSIDIARY GUARANTEE

SUBSIDIARY GUARANTEE dated as of                     ,          (this “Guarantee”), among MPLX LP, a Delaware limited partnership (the “Borrower”), the Subsidiaries of the Borrower party hereto (collectively, the “Subsidiary Guarantors”) and Wells Fargo Bank, National Association, as Administrative Agent.

WHEREAS, pursuant to the Term Loan Agreement dated as of September [•], 2019 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”), the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, each Subsidiary Guarantor is a direct or indirect Subsidiary of the Borrower;

WHEREAS, each Subsidiary Guarantor will receive substantial direct and indirect benefits from the making of the Loans and the granting of the other financial accommodations to the Borrower under the Credit Agreement;

WHEREAS, the Borrower and the Subsidiary Guarantors are required or have elected, pursuant to Section 5.10 or 9.09 of the Credit Agreement, to have the Subsidiary Guarantors execute and deliver this Guarantee for the benefit of the Administrative Agent, each Lender and each other holder of an Obligation (as such term is defined below) (collectively, the “Guarantied Parties”); and

WHEREAS, capitalized terms used herein but not herein defined shall have the meaning set forth in the Credit Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Guarantee

(a) Each Subsidiary Guarantor hereby absolutely, unconditionally and irrevocably guarantees, jointly with the other Subsidiary Guarantors and severally, as primary obligor and not merely as surety, the full and punctual payment when due and in the currency due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance herewith or any other Loan Document, of all the Obligations, whether or not from time to time reduced or extinguished or hereafter increased or incurred, whether or not recovery may be or hereafter may become barred by any statute of limitations, whether or not enforceable as against the Borrower, whether now or hereafter existing, and whether due or to become due, including principal, interest (including interest accrued or accruing after the commencement of any proceeding under Title 11 of the United States Code (the “Bankruptcy Code”) or any other bankruptcy, insolvency, receivership or other similar proceeding, and interest at the contract rate applicable upon default accrued or accruing after the commencement of any such proceeding, in each case regardless of whether allowed or allowable in such proceeding), fees and costs of collection. This Guarantee constitutes a guarantee of payment when due (whether or not any proceeding under the Bankruptcy Code shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not of collection.

(b) Each Subsidiary Guarantor further agrees that, if any payment made by the Borrower or any other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, then, to the extent of such payment or repayment, any such Subsidiary Guarantor’s liability hereunder shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, this Guarantee shall have been cancelled or surrendered, this Guarantee shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any such Subsidiary Guarantor in respect of the amount of such payment.

(c) In furtherance of the foregoing and not in limitation of any other right that any Guarantied Party has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Borrower to pay any Obligation when and as the same shall become due and payable, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance herewith or any other Loan Document, each Subsidiary Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Guarantied Parties in cash the amount of such unpaid Obligations. Upon payment by any Subsidiary Guarantor of any sums to the Administrative Agent as provided in this paragraph, all rights of such Subsidiary Guarantor against the Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VIII hereof.

(d) As used herein, the term “Obligations” means (i) the aggregate outstanding principal amount of, and all unpaid interest (including interest accrued or accruing after the commencement of any proceeding under the Bankruptcy Code or any other bankruptcy, insolvency, receivership or other similar proceeding, and interest at the contract rate applicable upon default accrued or accruing after the commencement of any such proceeding, in each case regardless of whether allowed or allowable in such proceeding) on, the Loans when and as due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance herewith or any other Loan Document and (ii) all other outstanding liabilities, obligations and indebtedness owing by the Borrower to the Administrative Agent, any Lender or any other Indemnitee arising under the Credit Agreement or any other Loan Document, of every type and description (whether by reason of an extension of credit, loan, guarantee, indemnification or otherwise), present or future, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guarantee or other instrument for the payment of money (including any such liabilities, obligations and indebtedness incurred after the commencement of any proceeding under the Bankruptcy Code or any other bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

ARTICLE II

Limitation of Guarantee

Any term of this Guarantee to the contrary notwithstanding, the maximum aggregate amount of the Obligations for which any Subsidiary Guarantor shall be liable shall not exceed the maximum amount for which such Subsidiary Guarantor can be liable without rendering this Guarantee, as it relates to such Subsidiary Guarantor, subject to avoidance under applicable law relating to fraudulent conveyance or fraudulent transfer (including Section 548 of the Bankruptcy Code or any applicable provisions of comparable state law) (collectively, “Fraudulent Transfer Laws”), in each case after giving effect (a) to

2

all other liabilities of such Subsidiary Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Subsidiary Guarantor in respect of intercompany Indebtedness to the Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Subsidiary Guarantor hereunder) and (b) to the value as assets of such Subsidiary Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such Subsidiary Guarantor pursuant to (i) applicable federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator and common law, (ii) Article III of this Guarantee or (iii) any other obligation, agreement, undertaking or similar provisions of any security or any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding any Loan Document) providing for an equitable allocation among such Subsidiary Guarantor and other Subsidiaries or Affiliates of the Borrower of obligations arising under this Guarantee or other guaranties of the Obligations by such parties.

ARTICLE III

Indemnity and Contribution

SECTION 3.01 Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Subsidiary Guarantors may have under applicable law (but subject to Article VIII hereof), the Borrower agrees that in the event a payment in respect of any Obligation shall be made by any Subsidiary Guarantor under this Guarantee, the Borrower shall indemnify such Subsidiary Guarantor for the full amount of such payment and such Subsidiary Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment.

SECTION 3.02 Contribution. In the event that any Subsidiary Guarantor (the “Claiming Party”) shall be required hereunder to make a payment in respect of any Obligation exceeding the greater of (a) the amount of the economic benefit actually received by such Subsidiary Guarantor from the Loans and the other financial accommodations provided to the Borrower under the Loan Documents and (b) the amount such Subsidiary Guarantor would otherwise have paid if such Subsidiary Guarantor had paid the aggregate amount of the Obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Subsidiary Guarantor’s net worth on the date hereof (or, in the case of any Subsidiary Guarantor becoming a party hereto pursuant to Section 14.08, the date of the Guarantee Supplement hereto executed and delivered by such Subsidiary Guarantor) bears to the aggregate net worth of all the Subsidiary Guarantors on the date hereof (or, in the case of any Subsidiary Guarantor becoming a party hereto pursuant to Section 14.08, the date of the Guarantee Supplement hereto executed and delivered by such Subsidiary Guarantor), then (subject to Article VIII hereof) such Subsidiary Guarantor shall be reimbursed by such other Subsidiary Guarantors (each, a “Contributing Party”) for the amount of such excess, pro rata, based on the respective net worth of such other Subsidiary Guarantors at the date enforcement hereunder is sought. Any Contributing Party making a payment to a Claiming Party pursuant to this Section 3.02 shall be subrogated to the rights of such Claiming Party to the extent of such payment.

ARTICLE IV

Authorization; Other Agreements

The Guarantied Parties are hereby authorized, without notice to, or demand upon, any Subsidiary Guarantor, which notice and demand requirements each are expressly waived hereby, and without discharging or otherwise affecting the obligations of any Subsidiary Guarantor hereunder (which obligations shall remain absolute and unconditional notwithstanding any such action or omission to act), from time to time, to do each of the following:

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(a) supplement, renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, the Obligations, or any part of them, or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument (including the other Loan Documents) now or hereafter executed by the Borrower and delivered to the Guarantied Parties or any of them, including any increase or decrease of principal or the rate of interest thereon;

(b) waive or otherwise consent to noncompliance with any provision of any instrument evidencing the Obligations, or any part thereof, or any other instrument or agreement in respect of the Obligations (including the other Loan Documents) now or hereafter executed by the Borrower and delivered to the Guarantied Parties or any of them;

(c) accept partial payments on the Obligations;

(d) receive, take and hold security or collateral for the payment of the Obligations or any part of them and exchange, enforce, waive, substitute, liquidate, terminate, abandon, fail to perfect, subordinate, transfer, otherwise alter and release any such security or collateral;

(e) settle, release, compromise, collect or otherwise liquidate the Obligations or accept, substitute, release, exchange or otherwise alter, affect or impair any security or collateral for the Obligations or any part of them or any other guarantee therefor, in any manner;

(f) add, release or substitute any one or more other guarantors, makers or endorsers of the Obligations or any part of them and otherwise deal with the Borrower or any other guarantor, maker or endorser;

(g) apply to the Obligations any payment or recovery (i) from the Borrower, from any other guarantor, maker or endorser of the Obligations or any part of them or (ii) from any Subsidiary Guarantor in such order as provided herein, in each case whether such Obligations are secured or unsecured or guaranteed or not guaranteed by others;

(h) apply to the Obligations any payment or recovery from any Subsidiary Guarantor of the Obligations or any sum realized from security furnished by such Subsidiary Guarantor upon its indebtedness or obligations to the Guarantied Parties or any of them, in each case whether or not such indebtedness or obligations relate to the Obligations; and

(i) refund at any time any payment received by any Guarantied Party in respect of any Obligation, and payment to such Guarantied Party of the amount so refunded shall be fully guaranteed hereby even though prior thereto this Guarantee shall have been cancelled or surrendered, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any Subsidiary Guarantor hereunder in respect of the amount so refunded;

in each case even if any right of reimbursement or subrogation or other right or remedy of any Subsidiary Guarantor is extinguished, affected or impaired by any of the foregoing (including any election of remedies by reason of any judicial, nonjudicial or other proceeding in respect of the Obligations that impairs any subrogation, reimbursement or other right of such Subsidiary Guarantor).

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ARTICLE V

Guarantee Absolute and Unconditional

Each Subsidiary Guarantor hereby waives any defense of a surety or guarantor or any other obligor on any obligations arising in connection with or in respect of any of the following and hereby agrees that its obligations under this Guarantee are absolute and unconditional and shall not be discharged, reduced, limited, impaired or terminated or otherwise affected as a result of any of the following:

(a) the invalidity or unenforceability of, or any impossibility in the performance of, any of the Borrower’s obligations under the Credit Agreement or any other Loan Document or any other agreement or instrument relating thereto, or any security for, or other guarantee of the Obligations or any part of them;

(b) the absence of any attempt to collect on the Obligations or any part of them from the Borrower or other action to enforce the same;

(c) any Guarantied Party’s election, in any proceeding instituted under chapter 11 of the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code or any applicable provisions of comparable state or foreign law;

(d) any borrowing or grant of a Lien by the Borrower, as debtor-in-possession, or extension of credit, under Section 364 of the Bankruptcy Code or any applicable provisions of comparable state or foreign law;

(e) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of any Guarantied Party’s claim (or claims) for repayment of the Obligations ;

(f) any use of cash collateral under Section 363 of the Bankruptcy Code;

(g) any agreement or stipulation as to the provision of adequate protection in any bankruptcy proceeding;

(h) the avoidance of any Lien in favor of the Guarantied Parties or any of them for any reason;

(i) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against the Borrower, any Subsidiary Guarantor or any of the Borrower’s other Subsidiaries, including any discharge of, or bar or stay against collecting, any Obligation (or any part of them or interest thereon) in or as a result of any such proceeding;

(j) failure by any Guarantied Party to file or enforce a claim against the Borrower or its estate in any bankruptcy or insolvency case or proceeding or otherwise;

(k) any action taken by any Guarantied Party if such action is authorized hereby;

(l) any change in the corporate existence or structure of the Borrower or any other Loan Party;

5

(m) any defense, set-off, counterclaim, recoupment or termination (other than a defense of payment or performance) which may at any time be available to or be asserted by any Subsidiary Guarantor or any other Person against any Guarantied Party;

(n) any applicable federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator and common law affecting any term of any Subsidiary Guarantor’s obligations under this Guarantee;

(o) any rescission, waiver, amendment or modification of, or release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Subsidiary Guarantor under this Guarantee; or

(p) any other act, omission or circumstance that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor or any other obligor on any obligations, other than the payment in full in cash of the Obligations (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made as of the time of determination).

ARTICLE VI

Waivers

Each Subsidiary Guarantor hereby waives diligence, promptness, presentment, demand for payment or performance and protest and notice of protest, notice of acceptance and any other notice in respect of the Obligations or any part of them, and any defense arising by reason of any disability or other defense of the Borrower or any of its Subsidiaries or the unenforceability of the Obligations or any part thereof from any cause or the cessation from any cause of the liability of the Borrower or any of its Subsidiaries, other than any defense of payment in full in cash of the Obligations. In connection with the foregoing, each Subsidiary Guarantor covenants that its obligations hereunder shall not be discharged, except in accordance with Article X hereof or Section 5.10 or 9.09 of the Credit Agreement.

ARTICLE VII

Reliance

Each Subsidiary Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and any endorser and other guarantor of all or any part of the Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Obligations, or any part thereof, that diligent inquiry would reveal, and each Subsidiary Guarantor hereby agrees that no Guarantied Party shall have any duty to advise any Subsidiary Guarantor of information known to it regarding such condition or any such circumstances. In the event any Guarantied Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Subsidiary Guarantor, such Guarantied Party shall be under no obligation (a) to undertake any investigation not a part of its regular business routine, (b) to disclose any information that such Guarantied Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) to make any other or future disclosures of such information or any other information to any Subsidiary Guarantor.

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ARTICLE VIII

Waiver of Subrogation and Contribution Rights

Until the Obligations have been paid in full in cash (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made as of the time of determination) and the Commitments have expired or have been terminated, the Subsidiary Guarantors shall not enforce or otherwise exercise any right of subrogation to any of the rights of the Guarantied Parties or any part of them against the Borrower or any right of reimbursement, indemnity or contribution or similar right against the Borrower by reason of this Guarantee or by any payment made by any Subsidiary Guarantor in respect of the Obligations. No failure on the part of the Borrower or any other Subsidiary Guarantor to make the payments required by Article III hereof (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Subsidiary Guarantor with respect to its obligations hereunder, and each Subsidiary Guarantor shall remain liable for the full amount of the obligations of such Subsidiary Guarantor hereunder.

ARTICLE IX

Default; Remedies

The obligations of each Subsidiary Guarantor hereunder are independent of and separate from the Obligations. Upon any Event of Default, the Administrative Agent may, at its sole election, proceed directly and at once, without notice, against any Subsidiary Guarantor to collect and recover the full amount or any portion of the Obligations then due, without first proceeding against the Borrower or any other guarantor of the Obligations, or joining the Borrower or any other guarantor in any proceeding against any Subsidiary Guarantor.

ARTICLE X

Irrevocability; Termination

Subject to any release pursuant to Section 5.10 or 9.09 of the Credit Agreement, this Guarantee shall be irrevocable as to the Obligations (or any part thereof) until the Commitments have expired or have been terminated and the Obligations have been paid in full in cash (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made as of the time of determination), at which time this Guarantee shall automatically be cancelled. Upon such cancellation and at the written request of any Subsidiary Guarantor or its successors or assigns, and at the cost and expense of such Subsidiary Guarantor or its successors or assigns, the Administrative Agent shall execute in a timely manner a satisfaction of this Guarantee and such instruments, documents or agreements as are necessary or desirable to evidence the termination of this Guarantee. Any execution and delivery of the instruments, documents and agreements by the Administrative Agent pursuant to this Article X (including any release pursuant to Section 5.10 or 9.09 of the Credit Agreement) shall be without recourse or warranty by the Administrative Agent.

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ARTICLE XI

Setoff

If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any of its Affiliates to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or any of its Affiliates which are then due and payable, irrespective of whether or not such Lender shall have made any demand under this Guarantee and although any such Obligations of the Borrower or such Loan Party are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Article XI are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to promptly notify the Borrower and the Administrative Agent after any such setoff and application by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

ARTICLE XII

No Marshalling

Each Subsidiary Guarantor consents and agrees that no Guarantied Party or any Person acting for or on behalf of any Guarantied Party shall be under any obligation to marshal any assets in favor of any Subsidiary Guarantor or against or in payment of any or all of the Obligations.

ARTICLE XIII

Representations and Warranties

Each Subsidiary Guarantor hereby represents and warrants that the representations and warranties as to it made by the Borrower in Section 3.01, Section 3.02 and Section 3.03 of the Credit Agreement are true and correct in all material respects on and as of the date hereof, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties are true and correct in all material respects as of such specified earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

ARTICLE XIV

Miscellaneous

SECTION 14.01. Successors and Assigns. This Guarantee shall be binding upon each Subsidiary Guarantor and upon the successors and assigns of such Subsidiary Guarantors and shall inure to the benefit of the Guarantied Parties and their respective successors and assigns. The successors and assigns of the Subsidiary Guarantors and the Borrower shall include their respective receivers, trustees and debtors-in-possession.

SECTION 14.02. Enforcement; Waivers; Amendments

(a) No delay on the part of any Guarantied Party in the exercise of any right or remedy arising under this Guarantee, the Credit Agreement, any other Loan Document or otherwise with respect to all or any part of the Obligations or any other guarantee of or security for all or any part of the Obligations shall operate as a waiver thereof, and no single or partial exercise by any such Person of any such right or remedy, or any abandonment or discontinuance of steps to enforce such a right or remedy, shall preclude any other or further exercise thereof or the exercise of any other right or remedy. The

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rights and remedies of the Guarantied Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. Failure by any Guarantied Party at any time or times hereafter to require strict performance by the Borrower, any Subsidiary Guarantor, any other guarantor of all or any part of the Obligations or any other Person of any provision, warranty, term or condition contained in any Loan Document now or at any time hereafter executed by any such Persons and delivered to any Guarantied Party shall not waive, affect or diminish any right of any Guarantied Party at any time or times hereafter to demand strict performance thereof and such right shall not be deemed to have been waived by any act (except by a written instrument pursuant to Section 14.02(b)) or knowledge of any Guarantied Party, or its respective agents, officers or employees. No waiver of any provision of this Guarantee or consent to any departure by any Subsidiary Guarantor therefrom shall in any event be effective unless the same shall be permitted by a written instrument pursuant to Section 14.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No action by any Guarantied Party permitted hereunder shall in any way affect or impair any Guarantied Party’s rights and remedies or the obligations of any Subsidiary Guarantor under this Guarantee. Any determination by a court of competent jurisdiction of the amount of any principal or interest owing by the Borrower to a Guarantied Party shall be conclusive and binding on each Subsidiary Guarantor irrespective of whether such Subsidiary Guarantor was a party to the suit or action in which such determination was made.

(b) None of the terms or provisions of this Guarantee may be waived, amended, supplemented or modified except pursuant to an agreement in writing entered into by the Subsidiary Guarantors and the Administrative Agent with the consent, if required pursuant to Section 9.02 of the Credit Agreement, of the Required Lenders.

SECTION 14.03. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Guarantee shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guarantee, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined solely in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee in any court referred to in paragraph (b) of this Section. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 9.01 of the Credit Agreement. Nothing in this Guarantee will affect the right of any party to this Guarantee to serve process in any other manner permitted by law.

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SECTION 14.04. Certain Terms. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including intellectual property, cash, securities, accounts and contract rights. Except as otherwise provided herein and unless the context requires otherwise (a) any definition of or reference to any agreement (including this Guarantee), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Credit Agreement), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth in the Credit Agreement) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Guarantee in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Guarantee, (e) with respect to the determination of any period of time, the word “from” means “from and including” and the word “to” means “to but excluding” and (f) reference to any law, rule or regulation means such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time.

SECTION 14.05. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 14.06. Notices. Any notice or other communication herein required or permitted shall be given as provided in Section 9.01 of the Credit Agreement and, in the case of any Subsidiary Guarantor, to such Subsidiary Guarantor in care of the Borrower.

SECTION 14.07. Severability. Wherever possible, each provision of this Guarantee shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guarantee shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guarantee.

SECTION 14.08. Additional Subsidiary Guarantors. Each of the Subsidiary Guarantors agrees that, if (a) pursuant to Section 5.10 of the Credit Agreement, any Subsidiary is required to become a Subsidiary Guarantor hereunder or (b) pursuant to Section 9.09 of the Credit Agreement, the Borrower desires any Subsidiary to become a Subsidiary Guarantor hereunder, such Subsidiary shall execute and deliver to the Administrative Agent a Guarantee Supplement in substantially the form of Exhibit A (Guarantee Supplement) attached hereto and shall thereafter become a Subsidiary Guarantor for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the rights, benefits and obligations of this Guarantee. The rights and obligations of each Subsidiary Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary as a party to this Guarantee.

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SECTION 14.09. Expenses; Indemnification. (a) Each Subsidiary Guarantor agrees to pay or reimburse the Administrative Agent and each of the other Guarantied Parties upon demand for all out-of-pocket expenses incurred by the Administrative Agent or any other Guarantied Party, including the fees, charges and disbursements of any counsel for the Administrative Agent or any other Guarantied Party, in connection with the enforcement of this Guarantee against such Subsidiary Guarantor or the exercise or enforcement of any other right or remedy available in connection herewith or therewith.

(b) The Subsidiary Guarantors jointly and severally agree to indemnify and hold harmless each Guarantied Party and the other Indemnitees as provided in Section 9.03(b) of the Credit Agreement as if each reference in such Section to “the Borrower” was a reference to “the Subsidiary Guarantors” and with the same force and effect as if such Subsidiary Guarantors were parties to the Credit Agreement.

(c) Any amounts payable as provided in paragraphs (a) and (b) of this Section shall be additional Obligations guaranteed hereby. All amounts due under paragraph (a) or (b) of this Section shall be payable promptly after written demand therefor.

SECTION 14.10. Waiver of Consequential Damages. TO THE EXTENT PERMITTED BY APPLICABLE LAW AND WITHOUT LIMITING IN ANY WAY THE BORROWER’S AND THE SUBSIDIARY GUARANTORS’ OBLIGATIONS HEREUNDER (INCLUDING THE SUBSIDIARY GUARANTORS’ OBLIGATIONS SET FORTH IN SECTIONS 14.09(a) AND 14.09(b)) OR IN ANY OTHER LOAN DOCUMENT, NO PARTY HERETO SHALL ASSERT, OR PERMIT ANY OF ITS AFFILIATES OR RELATED PARTIES TO ASSERT, AND EACH PARTY HERETO HEREBY WAIVES, ANY CLAIM AGAINST EACH OTHER SUCH PERSON (AND, IN THE CASE OF THE BORROWER OR ANY SUBSIDIARY GUARANTOR, ANY GUARANTIED PARTY AND ANY OTHER INDEMNITEE), ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS GUARANTEE OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY, ANY LOAN OR THE USE OF THE PROCEEDS THEREOF.

SECTION 14.11. Entire Agreement. This Guarantee, taken together with all of the other Loan Documents executed and delivered by the Subsidiary Guarantors, represents the entire agreement and understanding of the parties hereto and supersedes all prior understandings, written and oral, relating to the subject matter hereof.

SECTION 14.12. Counterparts. This Guarantee may be executed in any number of separate counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart by facsimile transmission or electronic mail shall be effective as delivery of a manually executed counterpart.

SECTION 14.13 Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Guarantee and shall not affect the construction of, or be taken into consideration in interpreting, this Guarantee.

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SECTION 14.14 Certain Acknowledgements and Agreements. Each Subsidiary Guarantor hereby acknowledges the provisions of Section 2.16 of the Credit Agreement and agrees to be bound by such provisions with the same force and effect, and to the same extent, as if such Subsidiary Guarantor was a party to the Credit Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, this Guarantee has been duly executed by the parties hereto as of the day and year first set forth above.

[NAME OF SUBSIDIARY GUARANTOR]

By:
Name:
Title:

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MPLX LP, a Delaware limited partnership

By: MPLX GP LLC, its General Partner

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

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EXHIBIT A TO

SUBSIDIARY GUARANTEE

GUARANTEE SUPPLEMENT

The undersigned hereby agrees to be bound as a Subsidiary Guarantor for purposes of the Guarantee, dated as of [                    ,         ] (the “Subsidiary Guarantee”), among MPLX LP, a Delaware limited partnership (the “Borrower”), the Subsidiaries of the Borrower party thereto and Wells Fargo Bank, National Association, as the Administrative Agent, and the undersigned hereby acknowledges receipt of a copy of the Subsidiary Guarantee. Each reference to a “Subsidiary Guarantor” in the Subsidiary Guarantee shall be deemed to include the undersigned.

The undersigned hereby represents and warrants that each of the representations and warranties contained in Article XIII of the Subsidiary Guarantee applicable to it is true and correct on and as the date hereof as if made on and as of such date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date).

This Guarantee Supplement may be executed in any number of separate counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart by facsimile transmission or electronic mail shall be effective as delivery of a manually executed counterpart.

This Guarantee Supplement shall be construed in accordance with and governed by the law of the State of New York.

Capitalized terms used herein but not defined herein are used with the meanings given them in the Subsidiary Guarantee.

IN WITNESS WHEREOF, the undersigned has caused this Guarantee Supplement to be duly executed and delivered as of                     ,         .

[NAME OF SUBSIDIARY GUARANTOR]

By:
Name:
Title:

15

ACKNOWLEDGED AND AGREED

as of the date first above written:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title: